Exhibit 10.1.14

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

OPAL GEO LLC

Dated as of December 16, 2016

TABLE OF CONTENTS

i

ANNEX I	Definitions

SCHEDULES
Schedule 1	Project Companies and Projects
Schedule 4.2(d)	Capital Accounts
Schedule 4.3(b)	Deferred Contributions Schedule
Schedule 8.1(a)	Managing Member Responsibilities
Schedule 8.4	Insurance
Schedule 9	Transfer Representations and Warranties

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Certificate for Class A Membership Interest
Exhibit C	Form of Certificate for Class B Membership Interest
Exhibit D	Form of Operations Report
Exhibit E	Form of Distribution Report
Exhibit F	Form of Working Capital Loan Note
Exhibit G	Form of Production Report

Amended and Restated
LIMITED LIABILITY COMPANY AGREEMENT

OF

OPAL GEO LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Opal Geo LLC, a Delaware limited liability company (the “Company”), dated as of December 16, 2016 (the “Effective Date”), between OrLeaf LLC, a Delaware limited liability company (“OrLeaf”) and JPM Capital Corporation, a Delaware corporation (“JPM”), is adopted, executed and agreed to, for good and valuable consideration, by the Members (as defined below).

Preliminary Statements

1.     The Company was formed by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware on November 17, 2016 (the “Certificate of Formation”).

2.     The Company owns one hundred percent (100%) of the limited liability interests in OFC 2 LLC (the “Intermediate Company”) as described in Schedule 1.A hereto.

3.     The Company owns, directly or indirectly, an interest in each of the limited liability companies listed in Schedule 1.B hereto, as further described in Schedule 1.B. The companies listed on Schedule 1.B are collectively referred to as the “Project Companies” and along with the Intermediate Company are collectively referred to as the “Subject Companies”, and individually as a “Subject Company.” Each of the Project Companies owns and operates one or more geothermal power projects (collectively, the “Projects”), as further described on Schedule 1.B.

4.     Pursuant to the Equity Contribution Agreement between Ormat, OrLeaf and JPM, dated as of December 16, 2016 (the “Contribution Agreement”), JPM agreed to make a capital contribution to the Company in exchange for one hundred percent (100%) of the Class B Membership Interests (as defined below) in the Company in accordance with the Contribution Agreement and JPM will be admitted as a Member of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to adopt this Agreement with respect to various matters relating to the Company and the Members to read as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in Annex I hereto.

Section 1.2     Other Definitional Provisions.

(a)     All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)     As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c)     The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term “including” shall mean “including without limitation.”

(d)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(e)     Any date specified for action that is not a Business Day shall mean the first Business Day after such date.

(f)     Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(g)     Any references to a Person are also to its permitted successors and assigns.

ARTICLE II
CONTINUATION; OFFICES; TERM

Section 2.1     Formation of the Company. The Company was formed as a Delaware limited liability company by the filing of the Certificate of Formation, dated as of November 17, 2016 (the “Formation Date”), with the Secretary of State of the State of Delaware pursuant to the Act.

Section 2.2     Name, Office and Registered Agent.

(a)     The name of the Company shall be “Opal Geo LLC” or such other name or names as may be agreed to by the Members from time to time. The principal office of the Company shall be 6225 Neil Road, Suite 300, Reno, NV 89511-1136. The Managing Member may at any time change the location of such office to another location, provided that the Managing Member gives prompt written notice of any such change to the Members and the registered agent of the Company.

(b)     The registered office of the Company in the State of Delaware is located at c/o HIQ Corporate Services, Inc., 3500 South Dupont Highway, Dover, Delaware 19901. The registered agent of the Company for service of process at such address is HIQ Corporate Services, Inc. The registered office and registered agent may be changed by the Managing Member at any time in accordance with the Act provided that the Managing Member gives prompt written notice of any such change to all Members. The registered agent’s primary duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent.

Section 2.3     Purpose. The nature of the business or purpose to be conducted or promoted by the Company is: (i) to acquire, own, hold or dispose of, directly or indirectly, the limited liability company interests in the Subject Companies and/or the Projects; (ii) to enter into the Transactions Documents to which it is a party, and to engage in the transactions contemplated by the Transaction Documents; and (iii) to engage in any lawful act or activity, enter into any agreement and to exercise any powers permitted to limited liability companies formed under the Act that are incidental to or necessary, suitable or convenient for the accomplishment of the purposes specified above.

Section 2.4     Term. The term of the Company commenced on November 17, 2016, and shall continue indefinitely or until the Company is dissolved in accordance with the terms hereof or as otherwise provided by law (the “Termination Date”).

Section 2.5     Organizational and Fictitious Name Filings; Preservation of Limited Liability. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Managing Member shall cause the Company to register as a foreign limited liability company and file such fictitious or trade names, statements or certificates in such jurisdictions and offices as necessary or appropriate to conduct the Company’s business. The Managing Member may take any and all other actions as may be reasonably necessary or appropriate to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of Delaware and any other state or jurisdiction other than Delaware in which the Company engages in business and continue the Company as a limited liability company and to protect the limited liability of the Members as contemplated by the Act.

Section 2.6     No Partnership Intended. Other than for purposes of determining the status of the Company under the Code and the applicable Treasury Regulations and under any applicable state, municipal or other income tax law or regulation, the Members intend that the Company not be a partnership, limited partnership, joint venture or other arrangement and this Agreement shall not be construed to suggest otherwise.

ARTICLE III
RIGHTS AND OBLIGATIONS OF THE MEMBERS

Section 3.1     Membership Interests.

(a)     The Membership Interests comprise 1,000 Class A Membership Interests (the “Class A Membership Interests”) and 1,000 Class B Membership Interests (the “Class B Membership Interests”).

(b)     The Class A Membership Interests and the Class B Membership Interests shall (i) have the rights and obligations ascribed to such Membership Interests in this Agreement and the Act; (ii) be evidenced solely by certificates in the forms annexed hereto as Exhibit B and Exhibit C, respectively, or such other form as may be prescribed from time to time by any Legal Requirements; (iii) be recorded in a register of Membership Interests; (iv) be transferable only on recordation of such Transfer in the register of Membership Interests, upon compliance with the provisions of Article IX hereof and upon presentation of the certificates duly endorsed for Transfer, or accompanied by assignment documentation in accordance with Article IX hereof; (v) be “securities” governed by Article 8 of the UCC in any jurisdiction (x) that has adopted revisions to Article 8 of the UCC substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (y) whose laws may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection, and the priority of a security interest in Membership Interests in the Company; and (vi) be personal property.

(c)     The Company shall be entitled to treat the registered holder of a Membership Interest, as shown in the register of Membership Interests referred to in Section  of this Agreement as the Member for all purposes of this Agreement, except that the Managing Member may record in the register of Membership Interests any security interest of a secured party pursuant to any security interest permitted by this Agreement.

(d)     If a Member transfers all of its Membership Interest to another Person pursuant to and in accordance with the terms set forth in Article IX, the transferor shall automatically cease to be a Member.

Section 3.2     Approval Rights. Any authorization, consent or approval of (i) Major Decisions prior to the Flip Date and (ii) Fundamental Decisions at any time during the term hereof, shall require the affirmative authorization, consent (including, without limitation in the form provided in Section 8.2(b) or 8.3(b) of this Agreement, as applicable) or approval of Class A Members owning more than fifty percent (50%) of the outstanding Class A Membership Interests and Class B Members owning more than eighty percent (80%) of the outstanding Class B Membership Interests (each a “Super-Majority Vote”). Except for Major Decisions and Fundamental Decisions as described above, and except with respect to Other Consent Matters, which shall require a separate vote, authorization, consent or approval as and to the extent required under the relevant provision of this Agreement, no separate vote, authorization, consent or approval of either the Class A Members, acting as a class, the Class B Members, acting as a class, or the Class A Members and Class B Members acting jointly, shall be required to authorize or approve any decision, determination, action, or other matter by or of the Company, any and all of which shall be decided, determined, undertaken, or otherwise acted upon by the Managing Member as set forth in Section 8.1(a).

Section 3.3     Management Rights. No Member other than the Managing Member shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. Except as otherwise provided herein, the Managing Member shall not hold out or represent to any third party that any other Member has any such power or right or that any Member is anything other than a member in the Company. A Member shall not be deemed to be participating in the control of the business of the Company by virtue of its possessing or exercising any rights set forth in this Agreement or the Act or any other agreement relating to the Company.

Section 3.4     Other Activities. Notwithstanding any duty otherwise existing at law or in equity, any Member or the Managing Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such independent ventures or any income, profits or property derived from them.

Section 3.5     No Right to Withdraw. Except as otherwise expressly provided in this Agreement, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of the remaining Members of the Company representing at least ninety-five percent (95%) of the remaining Membership Interests, in their sole and absolute discretion.

Section 3.6     Limitation of Liability of Members.

(a)     Each Member’s liability shall be limited as set forth in the Act and other applicable Legal Requirements. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members of the Company shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company. In no event shall any Member or the Managing Member be liable under this Agreement to another Member for any lost profits of, or any consequential, punitive, special or incidental damages incurred by, such Member arising from a breach of this Agreement, provided that this shall in no way limit any such liability of a Member or the Managing Member to another Member under any other Transaction Document; provided, further, that to the extent PTCs are lost as a result of representations made by the Class A Member in the Transaction Documents not being true and correct in any respect when made or deemed made, or the breach of any covenant, obligation or agreement by Class A Member or an Affiliate of the Class A Member, the value of such lost PTCs shall be recoverable as damages and will not constitute consequential, punitive, special, incidental or exemplary damages, whether or not the underlying loss of production constitutes consequential damages for which no recovery hereunder is permitted.

(b)     Each of the Members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any other Person who is a Member, or any officer or employee of the Company, or by any other individual as to matters the Members reasonably believe are within such other individual’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the Assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of Assets from which distribution to the Members might properly be paid.

(c)     To the extent that, at law or in equity, a Member, in its capacity as a member or manager of the Company or otherwise, has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other Person bound by this Agreement, such Member, acting under this Agreement shall not be liable to the Company or to any Member or other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement; provided, that this Section 3.6(c) shall not be construed to limit obligations or liabilities therefor, in each case as expressly stated in this Agreement or any other Transaction Document. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, in its capacity as a member or manager of the Company or otherwise, otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member.

(d)     OrLeaf, in its capacity as a Member or Managing Member, shall not have any liability for breach of contract (except as provided in (i) and (ii) below) or breach of duties (including fiduciary duties) of a member or manager to the Company or to any other Person that is a party to or is otherwise bound by this Agreement, in each case, to the fullest extent permitted by the Act; provided, that (i) this Agreement shall not limit or eliminate liability for any (x) obligations expressly imposed on OrLeaf, as Member or Managing Member, pursuant to this Agreement or any other Transaction Document or (y) act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (z) fraud, willful misconduct or gross negligence and (ii) this Section 3.6(d) shall not limit or eliminate liabilities expressly stated in this Agreement or any other Transaction Document.

(e)     Liability to the Company, any Class B Member or any other Person bound by this Agreement for damages resulting from a breach or breaches by the Operator of any of its obligations, covenants or agreements under any O&M Agreement shall be separate and distinct from liabilities of OrLeaf in its capacity as a Class A Member; and damages resulting from such breach or breaches shall not be subject to the same aggregate indemnification limitations contained in Article XI regarding Class B Member Indemnified Costs.

Section 3.7     No Liability for Deficits. Except to the extent otherwise provided by law with respect to third-party creditors of the Company and in Section 10.3(b), none of the Members shall be liable to the Company for any deficit in its Capital Account, nor shall such deficits be deemed Assets of the Company.

Section 3.8     Company Property. All property owned by the Company, whether real or personal, tangible or intangible and wherever located, shall be deemed to be owned by the Company, and no Member, individually, shall have any ownership of such property.

Section 3.9     Retirement, Resignation, Expulsion, Incompetency, Bankruptcy or Dissolution of a Member. The retirement, resignation, expulsion, Bankruptcy or dissolution of a Member shall not, in and of itself, dissolve the Company. The successors in interest to the bankrupt Member shall, for the purpose of settling the estate, have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. A successor in interest to a Member shall not become a substituted Member except as provided in this Agreement.

Section 3.10     Withdrawal of Capital. No Member shall have the right to withdraw capital from the Company or to receive or demand distributions (except as to distributions of Distributable Cash as set forth in Article VI) or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the Act. No Member shall be entitled to demand or receive any interest on its Capital Contributions.

Section 3.11     Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the date it becomes a Member (both immediately before and after the time it becomes a Member):

(a)     That Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the law of the jurisdiction of its incorporation, organization or formation; if required by applicable law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken.

(b)     That Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by Bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(c)     That Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the Organizational Documents of such Member, (B) any material contract or agreement to which that Member is a party or is otherwise subject, or (C) any law, rule, regulation, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Body or other Person, unless such requirement has already been satisfied.

(d)     That Member is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(e)     That Member is an Unrelated Person.

(f)     That either (i) no part of the aggregate Capital Contribution made by that Member, constitutes Assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§2510.3-101 et seq.) or Assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (ii) the source of the funding used to pay the Capital Contribution made by that Member is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with such Member’s state of domicile.

(g)     That Member is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). That Member has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Membership Interests and the Company, and all such questions have been answered to the full satisfaction of that Member. That Member understands that the Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Company is under no obligation to register the Membership Interests. That Member will not transfer the Membership Interests in violation of the Securities Act or any other applicable securities laws. That Member is purchasing the Membership Interests for its own account and not for the account of any other Person and not with a view to distribution or resale to others.

ARTICLE IV
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1     Capital Contributions. The Class B Member will make a Capital Contribution to the Company on the Effective Date as described in Article II of the ECA. Except as provided in this Article IV and Section 10.3(b), no Member will be required to make any Capital Contributions to the Company after the Effective Date.

Section 4.2     Capital Accounts.

(a)     A capital account (a “Capital Account”) will be established and maintained for each Member. If there is more than one Member in a class, then each of the Members in that class will have a separate Capital Account.

(b)     A Member’s Capital Account will be increased by (i) the amount of money the Member contributes to the Company, (ii) the net value of any property the Member contributes or is deemed to contribute to the Company (i.e., the fair market value of the property net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) the income and gain the Member is allocated by the Company, including any income and gain that are exempted from tax. A Member’s Capital Account will be decreased by (i) the amount of Distributable Cash distributed or deemed distributed to the Member by the Company, (ii) the net value of any property distributed to the Member by the Company (i.e., the fair market value of the property net of liabilities secured by the property that the Member is considered to assume or take subject to under Section 752 of the Code), (iii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (i.e., that cannot be capitalized or deducted in computing taxable income) that are allocated to the Member; and (iv) losses and deductions that are allocated to the Member.

(c)     The Company’s property will be revalued, and the Capital Accounts of the Members will be reset to reflect that revaluation as directed by Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to the following events: (i) if any new or existing Member makes more than a de minimis Capital Contribution in exchange for a new or additional Membership Interest, (ii) if Distributable Cash or other property is distributed by the Company to a Member to redeem its Membership Interest, or (iii) if the Company is liquidated.

(d)     The Capital Account balances and Capital Interest of each Member on the Closing Date are shown in Schedule 4.2(d).

(e)     If all or a portion of a Membership Interest in the Company is Transferred in accordance with the terms of this Agreement, then the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so Transferred.

(f)     The provisions of this Agreement relating to maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and will be interpreted and applied in a manner consistent with such Treasury Regulation or any successor provision.

Section 4.3     Capital Contributions of the Class B Member.

(a)     Subject to Section 4.3(b) below, on each Deferred Contribution Date the Class B Member shall contribute its Deferred Contribution to the Company in the amount equal to the product of the applicable Deferred Contribution Payment Rate multiplied by the MWh of Excess Production; provided that, notwithstanding anything to the contrary herein, the aggregate obligation of the Class B Member to make contributions to the Company under this Section 4.3(a) shall not exceed the Deferred Contribution Cap.

(b)     Without limiting its obligation under Section 4.3(a), if (i) the Class B Member cannot determine the amount of the Deferred Contribution it is required to make on any Deferred Contribution Date under Section 4.3(a) because the applicable Production Report has not been delivered to such Class B Member as required pursuant to Section 7.1(f), (ii) a good faith dispute pursuant to Section 13.11(b) is ongoing with such Class B Member as to whether the Flip Date has occurred, or (iii) a good faith dispute pursuant to Section 7.1(h) is ongoing involving such Class B Member with respect to the calculation of items in a Production Report, the Class B Member’s obligation to make such Deferred Contribution (in the case of clause (i) or (ii) above) or the disputed portion of such Deferred Contribution (in the case of clause (iii) above) shall automatically be extended until the later of such Deferred Contribution Date or fifteen (15) days following the delivery of such Production Report (unless a good faith dispute is ongoing pursuant to Section 7.1(h) in respect of such Production Report) or resolution of such dispute pursuant to Section 7.1(h) or Section 13.11(b), as applicable. If the Class B Member makes a Deferred Contribution pursuant to Section 4.3(a) which constitutes an Overpayment which is later determined pursuant to Section 7.1(g) to have been greater than the amount of the Deferred Contribution required to be made pursuant to Section 4.3(a), such excess amount will be returned to such Class B Member from the Class A Member within ten (10) Business Days of such notification, and if a Class B Member makes a Deferred Contribution pursuant to Section 4.3(a) resulting in an Underpayment which is later determined pursuant to Section 7.1(g) to have been less than the amount of the Deferred Contribution required to be made pursuant to Section 4.3(a), such shortfall shall within ten (10) Business Days of such notification be contributed to the Company by such Class B Member. In addition, notwithstanding anything herein to the contrary, if (x) the Class A Member, in its capacity as the Managing Member, shall have breached Section 8.2, Section 8.3, or any covenant contained in Article XII in any material respect and such breach shall not have been cured, otherwise remedied, or waived or (y) the Class A Member shall have breached any of its representations and warranties under Article III of the Contribution Agreement, under Section 3.11 hereof or breached its covenant under Article VI of the Contribution Agreement or Article XII hereof and such breach has or is reasonably likely to have a Material Adverse Effect or has or is reasonably likely to have a materially adverse effect with respect to the Class B Member, then upon the occurrence of any of the preceding in clause (x) or (y), the Class B Member shall have no obligation to make any Deferred Contributions under Section 4.3(a) until such breach or default shall have been cured, remedied or waived, in which case, the Class B Member shall be obligated to make all Deferred Contributions which it would have been required to make under Section 4.3(a) no later than 30 days following the cure, remedy or waiver of such breach or default and no interest shall accrue on any such obligations during such period.

(c)     In the event that the Class B Member fails to make any Deferred Contribution under Section 4.3(a) within 20 Business Days from the date such Deferred Contribution is required to be made in accordance with Section 4.3(a) (subject to any extension or suspension of such obligation under Section 4.3(b) or Section 4.7, or amounts subject to any ongoing dispute pursuant to Section 7.1(h) or Section 13.11(b), a “Class B Contribution Default”) (such undisputed amount being a “Class B Defaulted Contribution”), the Company shall distribute to the Class A Member the distributions of Distributable Cash otherwise distributable (assuming no Class B Defaulted Contribution had occurred) to the defaulting Class B Members pursuant to Section 6.1 in an amount up to the Class B Defaulted Contribution and thereby reduce the amounts otherwise owed by the Class B Member with respect to the Class B Defaulted Contribution. Effective immediately upon the occurrence of a Class B Contribution Default, and for as long thereafter as such Class B Contribution Default shall be continuing, the Class B Defaulted Contribution then due and payable shall bear interest at a rate that is equal to eight percent (8%), calculated on a per annum basis, and such amounts shall be immediately due and payable by the Class B Members upon the Class A Member’s demand.

(d)     All payments required to be made under this Section 4.3 shall be made by wire transfer in immediately available funds.

Section 4.4     Capex Contribution. OrLeaf, or any Affiliate of OrLeaf, may make (but will have no obligation to make) Capital Contributions to the Company or any Subject Company for any capital expenditures that the Managing Member determines (in its sole discretion and without any requirement for consent or other action by any Class B Member) is reasonable or advisable (any such contribution, a “Capex Contribution”).

Section 4.5     Contributions for Partnership Adjustments. In the event the Company receives a notice of final partnership adjustment with respect to which an “imputed underpayment” within the meaning of Section 6225(b) of Title XI of the Bipartisan Budget Act of 2015 (P.L. 114-74) (“Title XI”) and the Partnership Representative does not elect the application of Section 6226 of Title XI, each Member will be obligated to make a Capital Contribution to the Company in an amount equal to its allocable share of the imputed underpayment (and any associated penalties, interest and additions to tax, as applicable) as determined by the Partnership Representative and calculated in a manner that takes into account the allocation of tax risks between the Members reflected in this Agreement and agreed by the Class B Member; provided, any dispute among the Members with respect to any such amount shall be subject to a dispute resolution process consistent with Section 13.11.

Section 4.6     Working Capital Loans. OrLeaf, or any Affiliate of OrLeaf, may make (but will have no obligation to make) loans to the Company or any Subject Company, when and as needed (as determined by the Managing Member and without any requirement for consent or other action by any Class B Member), sufficient to cover working capital, maintenance and other similar expenditure needs of the Company or any of the Subject Companies in an aggregate principal amount outstanding at any time not to exceed ten million dollars ($10,000,000) for the Company and all Subject Companies, combined (any such loan, a “Working Capital Loan”). All Working Capital Loans shall be unsecured and repaid out of Distributable Cash of the Company (if the Company is the borrower) or available cash flow of the relevant Subject Company (if such Subject Company is the borrower) before any distributions of Distributable Cash to members of such entity. Any Working Capital Loans made by OrLeaf or an Affiliate of OrLeaf shall (a) be unsecured and evidenced by a note substantially in form of Exhibit F hereto and (b) otherwise be on terms equivalent in all material respects to loans that would be available from a third party lender that is not an Affiliate of OrLeaf.

Section 4.7     OFC2 Financing. Notwithstanding anything to the contrary in this Agreement, the Members agree, that:

(a)     upon any draw upon or depletion of any security (such as a letter of credit) or reserve amount required to be provided and maintained under any of the OFC2 Note Purchase Agreement, OFC2 Indenture or any other Loan Document (as defined in the OFC2 Note Purchase Agreement), then unless otherwise agreed by the consent of Class B Members owning more than 80% of the Class B Membership Interests following good faith review of the consent request, (x) no Distributable Cash will be distributed to the Class A Member and (y) such Distributable Cash that would otherwise have been distributed to the Class A Member will instead be used to replenish, replace or reinstate any such security or reserve amount; provided, that, if such Distributable Cash is not adequate to cause the security or reserve amount to be replenished, replaced or reinstated in full within 30 days, then the Class B Member may (but shall not be obligated to) advance the funds needed to replenish, replace or reinstate the full balance of the security or reserve amount then outstanding (a “Class B Member Loan”), and such Class B Member Loan shall be unsecured and shall bear interest at a rate equal to the lesser of (A) ten percent (10%) or (B) the highest rate of interest that may be charged by the Class B Member in accordance with applicable law. Interest on and the principal amount of any Class B Member Loan shall be paid on each Distribution Date from Distributable Cash prior to the making of any payments provided for in Section 6.1. Interest on any Class B Member Loan shall accrue, and if not paid in accordance with the immediately preceding sentence of this Section 4.7(a), be compounded to the principal amount thereof on each Distribution Date;

(b)     following an OFC2 Distribution Block, and not withstanding anything to the contrary in Section 4.7(a) above, (i) an amount up to (63.25%) of Distributable Cash generated by ORNI 37 that would otherwise have been distributed to the Class A Member shall be used to remedy the event or events giving rise to the OFC2 Distribution Block (other than with respect to an OFC2 Distribution Block as a result of Section 10.5(a)(viii) of the OFC2 Note Purchase Agreement) and (ii) the Class B Member shall not be obligated to make Deferred Contributions under Section 4.3 (and no interest shall accrue on any such withheld Deferred Contributions) until such time that the event or events giving rise to such OFC2 Distribution Block are remedied, at which time the Class B Member shall be obligated to make within 30 days all Deferred Contributions which it would have otherwise been required to make under Section 4.3(a); and

(c)     following an OFC2 Foreclosure, (i)  an amount up to (63.25%) of Distributable Cash generated by ORNI 37 that would otherwise have been distributed to the Class A Member will be distributed to the Class B Member on each Distribution Date following such OFC2 Foreclosure until the earlier to occur of the Flip Date and achievement of the Target Internal Rate of Return (for the avoidance of doubt, using the calculation rules and conventions in Section 7.11(a) through (d)) and (ii) the Class B Member shall not be obligated to make Deferred Contributions under Section 4.3.

ARTICLE V
ALLOCATIONS

Section 5.1     Allocations. For purposes of maintaining Capital Accounts, except as otherwise provided in Section 10.2 and after giving effect to Section 5.2, all items of Company income and loss, gain, deduction and credit (including items associated with any interest deductions) will be allocated among the Members as follows:

(a)     for the period from the Closing Date through the Target Flip Date, ninety-nine percent (99%) to the Class B Member and one percent (1%) to Class A Member;

(b)     after the Target Flip Date (if the Flip Date has not yet occurred) until the Flip Date, (i) ninety-nine percent (99%) to the Class B Member and one percent (1%) to Class A Member for so long as any one of the PTC Eligible Projects is generating PTCs and (ii) five percent (5%) to the Class B Member and ninety-five percent (95%) to Class A Member if PTCs are no longer available to any of the Projects; and

(c)     from and after the Flip Date, five percent (5%) to the Class B Member and ninety-five percent (95%) to Class A Member.

(d)     Notwithstanding the foregoing, if the Class B Member would have a deficit Capital Account balance in excess of the amounts the Class B Member is obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704.2(g)(1) and 1.704-2(i)(5) as of the end of any Tax Year ending on or after the Flip Date, income and gain of the Company (but not loss or deductions of the Company) shall be allocated ninety-nine percent (99%) to the Class B Member up to the amount of such deficit, and one percent (1%) to the Class A Member until the Class B Member’s deficit Capital Account balance is not in excess of the amounts that such Class B Member is deemed obligated to restore.

Section 5.2     Adjustments. The following adjustments will be made in the allocations in Section 5.1 in the following order of priority to comply with Treasury Regulation Section 1.704-1(b):

(a)     Except as provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Tax Year, each Member shall be allocated Company items of income and gain for such Tax Year (and, if necessary subsequent Tax Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The Company items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. For each Tax Year in which there is an increase in Company Minimum Gain, each Member’s share of such increase shall be determined pursuant to Treasury Regulations Section 1.704-2(g)(1).

(b)     If there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Tax Year, determined in accordance with Treasury Regulation Section 1.704-2(i)(3), then, except as provided in Treasury Regulation Section 1.704-2(i)(4), each Member who has a share of Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), will be allocated items of income and gain for such Tax Year (and, if necessary, subsequent Tax Years) in an amount equal to such Member’s share of the net decrease in Minimum Gain Attributable to Member Nonrecourse Debt. The items of Company income or gain to be allocated will be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This subsection (b) is intended to comply with Treasury Regulation Section 1.704-2(i)(4) and will be applied and interpreted in accordance with such Treasury Regulation.

(c)     Nonrecourse Deductions, to the extent they exist and can be separately allocated, will be allocated among the Members in the same proportions as the allocations of income and loss were made for the Tax Year pursuant to Section 5.1(a) through (c), as in effect at the time the Nonrecourse Deduction arises, or if applicable, Section 10.2(a)(iv), as in effect at the time the Nonrecourse Deduction arises. The Members intend that these allocations will follow the allocations of significant items of partnership income and loss allocable to property securing the indebtedness and will be reasonably consistent with allocations that have substantial economic effect and in compliance with Treasury Regulation Section 1.704-2(b) and (e)(2).

(d)     Any Member Nonrecourse Deductions will be allocated in accordance with Treasury Regulation Section 1.704-2(i) to the Member who bears the economic risk of loss for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions relate.

(e)     In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) resulting in any deficit in such Member’s Adjusted Capital Account, items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member’s Adjusted Capital Account as quickly as possible. The items of income or gain to be allocated will be determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(d). This subsection (e) is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Treasury Regulation; provided, that the special allocation pursuant to this subsection (e) will be made only if and to the extent that such Member would have a deficit in its Adjusted Capital Account balance after all of the other special allocations provided for in this Section 5.2 have been tentatively made as if this subsection (e) were not in this Agreement.

(f)     No items of loss or deduction will be allocated to any Member to the extent that any such allocation would cause the Member to have, or increase the amount of, an existing deficit in such Member’s Adjusted Capital Account at the end of any Tax Year. All items of loss or deduction in excess of the limitation set forth in this subsection (f) will be allocated among such other Members that have positive Adjusted Capital Accounts, pro rata, in proportion to such Adjusted Capital Accounts, until each such Member’s positive Adjusted Capital Account is reduced to zero; provided, that this subsection (f) will apply only to the extent that such Member would have a deficit in its Adjusted Capital Account after all of the other allocations provided for in this Section 5.2 have been tentatively made as if this subsection (f) and subsection (e) above were not in this Agreement.

(g)     In the event any Member has a deficit in such Member’s Adjusted Capital Account at the end of any Tax Year, each such Member will be specially allocated items of income and gain as quickly as possible to eliminate such deficit in its Adjusted Capital Account; provided, that an allocation pursuant to this subsection (g) will be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account in excess of such sum after all of the other allocations provided for in Section 5.1 and this Section 5.2 have been tentatively made as if this subsection (g) and subsection (e) above were not in this Agreement.

(h)     To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Sections 734(b) or 743(b) of the Code is required to be taken into account in determining the Capital Accounts of the Members under Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss will be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) as contemplated by Section 4.2 hereof.

(i)     The allocations required by Section 5.2(a) through (h) are intended to comply with the requirements of Treasury Regulation Sections 1.704-1(b), 1.704-1(d)(4) and 1.704-2. It is the intent of the Members that, to the extent the Company can do so consistently with the Treasury Regulations, the net amount of the allocations under this Article V to each Member will be the net amount that would have been allocated to each Member if this Agreement did not contain Section 5.2(a) through (h).

(j)     Upon a transfer of a Company Asset that constitutes “capital gain property” within the meaning of Treasury Regulation Section 1.755-1(a)(1), then notwithstanding any other provision of this Section 5.2 or Section 10.2, any item of gain resulting from such transfer shall be allocated first to any Member that has a deficit in its Capital Account and thereafter as set forth in Sections 5.1(a), (b) and (c). For the avoidance of doubt, gain for purposes of this Section 5.2(j) shall not include any gain for which Sections 1245(a)(1) or 1250(a) of the Code would apply.

Section 5.3     Tax Allocations.

(a)     Except as otherwise provided in this Section 5.3, for federal, state and local income tax purposes each item of income, gain, deduction and loss of the Company will be allocated to the Members in the same manner as the correlative item computed for purposes of the Capital Accounts is allocated and credited or debited pursuant to Sections 5.1 and 5.2. Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of income, gain, deduction or loss or items thereof or distributions pursuant to any provision of this Agreement.

(b)     In order to remove book/tax discrepancies attributable to an Asset contributed to the Company by a Member or with respect to which an adjustment to the Gross Asset Value was made pursuant to subsection (b) of the definition of “Gross Asset Value,” items of taxable income, gain, loss and deduction will be allocated solely for federal, state and local income tax purposes as follows:

(i)     Items of Company income, gain, loss and deduction with respect to any property contributed to the Company (including income, gain, loss and deduction determined with respect to the alternative minimum tax) will be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. The Company will use the “remedial method” described in Treasury Regulation Section 1.704-3(d).

(ii)     In the event the Gross Asset Value of any Company Asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value,” subsequent allocations of Company taxable income, gain, loss and deduction with respect to such Asset will take account of any variation between the adjusted basis of such Asset (including such adjusted basis for alternative minimum tax purposes) and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder, and, if such property was originally contributed to the Company by a Member, will be allocated in accordance with subsection (i) above.

(c)     If any portion of gain recognized from the disposition of an Asset by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Section 1245 or 1250 of the Code (“Recapture Gain”), such Recapture Gain will be allocated, solely for income tax purposes in accordance with Treasury Regulation Sections 1.1245-1(e)(2) and (3) and 1.1250-1(f).

(d)     To the extent that an adjustment to the adjusted tax basis of any Asset of the Company is made pursuant to Section 743(b) of the Code as a result of a Transfer of a Membership Interest in the Company, any adjustment will affect the transferee only and will not affect the Capital Account of the transferring Member or the transferee. In such case, the transferee will be required to agree to provide to the Company (i) information about the allocation of any step-up or step-down in basis to the Assets of the Company and (ii) the depreciation or amortization method for any step-up in basis to the Assets of the Company.

Section 5.4     Other Allocation Rules.

(a)     If the respective Membership Interests or allocation ratios described in this Article V of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Tax Year in which the change or Transfer occurs, all Company items resulting from the operations of the Company shall be allocated, as between the Members for the Tax Year in which the change occurs or between the transferring Member and the transferee, by taking into account their varying interests using the interim closing of the books method permitted by Treasury Regulations Section 1.706-1(c)(2)(ii), unless otherwise agreed in writing by all the Members.

(b)     The Members agree that excess Nonrecourse Liabilities of the Company allocated to the Members under Treasury Regulation Section 1.752-3(a)(3) will be allocated in accordance with the sharing percentages set forth in Section 5.1(c). The allocations required by this subsection (b) are intended to comply with the requirements of Treasury Regulation Section 1.752-3(a)(3) and Revenue Ruling 95-41.

(c)     To the extent permitted by Treasury Regulation Section 1.704-2(h)(3) and 1.704-2(i)(6), the Members will endeavor to treat distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent such distribution would cause or increase a deficit in the Adjusted Capital Account for any member.

(d)     Unless otherwise required by applicable law, the Company shall not treat any portion of the Existing Indebtedness as “recourse” debt for purposes of Section 752 of the Code or Treasury Regulation Section 1.704-2 as a result of the obligation of any Member to make contributions of cash to the Company under Article IV of this Agreement.

(e)     For the avoidance of doubt, income and interest accrued on the Existing Indebtedness prior to the Closing Date and cash from the operation of the Projects prior to the Closing Date (including cash trapped in any reserve account) shall be for the sole account of the Class A Member and shall not be subject to the allocation provisions set forth in this Article V or the distribution provisions set forth in Article VI.

ARTICLE VI
DISTRIBUTIONS

Section 6.1     Distributions.

(a)     Except as provided otherwise in this Section 6.1, Section 4.3, Section 4.6, Section 4.7 or Section 10.2, Distributable Cash will be distributed to the Members as follows:

(i)     for periods prior to the Target Flip Date, two and one-half percent (2.5%) percent to the Class B Member and ninety-seven and one-half percent (97.5%) to the Class A Member;

(ii)     after the Target Flip Date (if the Flip Date has not yet occurred) until the Flip Date, one hundred percent (100%) to the Class B Member; and

(iii)     from and after the Flip Date, two and one-half percent (2.5%) to the Class B Member and ninety-seven and one-half percent (97.5%) to the Class A Member;

provided, however, in the event a Material Adverse Change in Tax Law occurs, the applicable Distributable Cash sharing ratios set forth in this Section 6.1(a) shall be adjusted to the extent necessary (with up to one hundred percent (100%) of Distributable Cash distributed to the Class B Member) to cause the Flip Date to occur as close to, and if possible on, the date that is two years from the Flip Date projected in the Tracking Model immediately prior to the occurrence of such Material Adverse Change in Tax Law.

(b)     Notwithstanding anything herein to the contrary, but subject to Section 6.1(d), Distributable Cash shall be distributed on each Distribution Date zero percent (0%) to the Class B Member and one hundred percent (100%) to the Class A Member, in an amount equal to the Capital Contributions made by the Class B Member pursuant to Section 4.3.

(c)     Distributions of Distributable Cash pursuant to this Section 6.1 will be made by the Managing Member on each Distribution Date.

(d)     Notwithstanding anything herein to the contrary, without the consent of the Class B Member, no distributions shall be made to any Class A Member hereunder so long as (i) a payment default under any Senior Note shall have occurred and be continuing, (ii) the Managing Member reasonably expects that a payment default under any Senior Note will or is reasonably likely to occur on or prior to the next applicable Distribution Date, or (iii) the Company has not complied with its obligations (and such obligations have not been voluntarily satisfied by OrLeaf or its Affiliates) under Section 4.7; provided, however, that to the extent there is Distributable Cash in excess of such payment default under any Senior Note plus the amount of any debt service reserve requirement deficiency, the Managing Member shall make a distribution of such Distributable Cash.

(e)     If a Class B Contribution Default has occurred and is continuing, any Distributable Cash required to be distributed to the Class B Member under this Agreement will instead be distributed to the Class A Member in an amount not to exceed the Class B Defaulted Contribution, and such cash shall reduce on a dollar for dollar basis the outstanding amount of the Class B Defaulted Contribution.

(f)     Notwithstanding any other provision of this Agreement, if on any Distribution Date within a Tax Year that begins on and after the Flip Date, (x) the sum of PTCs actually generated and allocated to the Class B Member and Distributable Cash distributed to the Class B Member, within that Tax Year is not at least equal to (y) (i) the Highest Marginal Rate multiplied by (ii) the excess of income and gain allocated to the Class B Member for such Tax Year (plus any gain recognized by the Class B Member under Code Section 731(a)) over the amount of any unused losses previously allocated to the Class B Member that were suspended under Code Section 704(d) that become usable by the Class B Member during the Tax Year, then a portion of the Distributable Cash otherwise distributable to the Class A Member equal to that shortfall shall instead be distributed to the Class B Member.

Section 6.2     Withholding Taxes. If the Company is required to withhold taxes with respect to any allocation or distribution of Distributable Cash to any Member pursuant to any applicable federal, state or local tax laws, the Company may, after first notifying the Member and permitting the Member, if legally permitted, to contest the applicability of such taxes, withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.2 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company did not withhold from actual distributions of Distributable Cash any amounts it was required to withhold, the Company may, at its option, (i) require the Member to which the withholding was credited to reimburse the Company for such withholding, or (ii) reduce any subsequent distributions of Distributable Cash by the amount of such withholding. This obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member Transfers its Membership Interests in the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

Section 6.3     Limitation upon Distributions. No distribution or deemed distribution of Distributable Cash shall be made: (a) if such distribution of Distributable Cash would violate any contract or agreement to which the Company is then a party or any Legal Requirement then applicable to the Company, (b) to the extent that the Managing Member determines, in accordance with the Prudent Operator Standard, that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any liability or obligation of the Company or any Subject Company, whether liquidated, fixed, contingent or otherwise, or to hedge an existing investment, including funding reserve accounts for spare parts and operational and maintenance costs for the Projects, or (c) to the extent that the Managing Member, in accordance with the Prudent Operator Standard, determines that the Distributable Cash is insufficient to permit such distribution or deemed distribution.

Section 6.4     No Return of Distributions. Any distribution of Distributable Cash or deemed distribution or property pursuant to this Agreement shall be treated as a compromise within the meaning of Section 18-502(b) of the Act and, to the fullest extent permitted by law, any Member receiving or deemed to receive the payment of any such money or distribution of any such property shall not be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the other Members. Without limiting the generality of the foregoing, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member nor an Asset or property of the Company.

Section 6.5     Substitute Payments. If the Company or any Subject Company receives any payments designated as compensation for any lost electrical production (including, without limitation, PTCs associated with such lost electrical production and any gross up amounts related thereto) relating to the construction, development, maintenance, testing and/or operation of any of the Projects (including any payment or indemnity received pursuant to Section 12.1 or any power purchase agreement with respect to any curtailment thereunder but excluding any payment of liquidated damages), the Managing Member shall determine the characterization of such payment (i.e., as a payment for lost PTCs or a payment for lost revenues under a power purchase agreement) and shall distribute such payment to the Members as appropriate, it being understood and agreed by the Members that a payment characterized as a payment for lost PTCs shall be distributed to the Members in accordance with the ratios set forth in Section 5.1 and all items of income associated therewith shall be allocated to the Members in accordance with Section 5.1, and a payment characterized as a payment for lost revenues under a power purchase agreement shall be distributed to the Members in accordance with the ratios set forth in Section 6.1; provided that any such determination, and any amendments to this Agreement required to implement such determination, shall be subject to obtaining the consent of the Members.

ARTICLE VII
ACCOUNTING AND RECORDS

Section 7.1     Reports.

(a)     The Managing Member shall prepare and deliver (or cause to be prepared and delivered) to each Member on or before the 20th day after the end of each month, a written report (each, an “Operations Report”), in the form attached hereto as Exhibit D and such other relevant operational information as may from time to time be reasonably requested by a majority (by voting power) of the Class B Members.

(b)     The Managing Member shall prepare (or cause to be prepared), and shall submit to each Member, an annual capital and operating budget for each Subject Company no later than 30 calendar days prior to the start of each Fiscal Year (the “Annual Budget”). The Annual Budget for each Fiscal Year will become effective automatically for any Fiscal Year, (A) if the aggregate expense amount reflected in the Annual Budget for any Fiscal Year does not exceed by more than ten percent (10%) the budgeted expense amount reflected in the immediately preceding Annual Budget, or (B) 15 calendar days after the Annual Budget is sent to each Member as provided in this Section, unless within such period a Class B Member holding fifty percent (50%) or more of the outstanding Class B Membership Interests gives the Managing Member written notice stating in reasonable detail which items of the Annual Budget they question or object to and the reasons for such question or objection, in which case the Annual Budget shall become effective with respect to (x) those items that are not subject to question or objection as set forth in the Annual Budget as submitted to Members and (y) pending resolution of any question or objection, the amount of any item subject to a question or objection shall be deemed to be ten percent (10%) greater than the amount in the immediately preceding Annual Budget, or (C) upon approval by Super-Majority Vote with respect to any item subject to question or objection that is not otherwise resolved by the Members, or (D) otherwise, as provided in Section 13.11. Upon approval of a Super-Majority Vote, the Managing Member may request that any budgeted amount reflected in the Base Case Model for any Fiscal Year be prospectively adjusted to give effect to any increases in costs or expenses that the Managing Member believes will affect budgeted amounts for more than one Fiscal Year.

(c)     The Managing Member shall prepare and deliver (or cause to be prepared and delivered) to each Member on or before the 30th day after the end of each month a report setting forth the calculation of distributions of Distributable Cash for such month determined in accordance with Article VI hereof (the “Distribution Report”) in the form attached hereto as Exhibit E and such other relevant operational information as may from time to time be reasonably requested by a Class B Member holding twenty-five percent (25%) or more of the outstanding Class B Membership Interests.

(d)     The Managing Member shall calculate (or cause to be calculated) at least annually whether the Class B Members have reached the Target Internal Rate of Return, and shall send the Class B Members, within 120 days after the end of each Fiscal Year in which the Target Internal Rate of Return was not achieved, a report showing where it believes the Class B Members are in relation to the Target Internal Rate of Return (the “Target IRR Report”).

(e)     The Managing Member shall notify (or cause to be notified) the Class B Members in writing at least ten days before the Distribution Date following the month in which it believes the Class B Members achieved the Target Internal Rate of Return or at least 30 days before making any liquidating distributions, in connection with a liquidation of the Company pursuant to Section 10.1, if it believes the Class B Members will achieve the Internal Rate of Return as a consequence of the liquidating distributions (the “Target IRR Notice”). The Target IRR Notice will include the Managing Member’s Internal Rate of Return calculations and, in the case of a notice delivered in connection with a liquidation, the allocations and distributions that the Managing Member proposes to make to the Class B Members under Section 10.2 in light of the calculations.

(f)     On or before the 15th day following each Fiscal Year, the Managing Member shall deliver (or cause to be delivered) to the Members a written report (each a “Production Report”), in the form attached hereto as Exhibit G, setting forth a calculation of the PTCs generated by the Projects and allocated to the Class B Members for such preceding Fiscal Year. The Production Report shall also set forth (i) Production eligible for PTCs during the Deferred Contribution Period, (ii) the projected allocation of gross income related to such Production to the Class B Member for such Deferred Contribution Period, (iii) the estimated Excess Production and (iv) the amounts owing by each Class B Member pursuant to Section 4.3(a) in respect of such Excess Production.

(g)     Annually, together with the delivery of the proposed Tax Return to the Class B Members in accordance with Section 7.6, a written report setting forth the following:

(i)     The aggregate total of Excess Production generated by the PTC Eligible Projects;

(ii)     The aggregate total of Excess Production allocated to each of the Class B Members, as reflected on the Schedules K and K-1 of the Tax Returns filed by the Company, including such proposed Tax Return (or equivalent reporting under successor forms and procedures), as such Tax Returns shall have been amended or adjusted, and as such aggregate total shall have been adjusted based on a redetermination of the Flip Date in accordance with Section 13.11, or as a result of any tax audit, investigation, claim or controversy involving the Company that is the subject of Section 7.7;

(iii)     The aggregate amount that would be payable by each Class B Member under Section 4.3(a) based on the amount described in clause (i) above taking into consideration any extension of the due date for such amount pursuant to Section 4.3(b).

(iv)     The aggregate total actually contributed by each Class B Member pursuant to Section 4.3(a) and Section 4.3(b);

(v)     Any excess of the amount described in clause (iii) over the amount described in clause (iv) (an “Underpayment”); and

(vi)     Any excess of the amount described in clause (iv) over the amount described in clause (iii) (an “Overpayment”).

(h)     If a Class B Member holding twenty-five percent (25%) or more of the outstanding Class B Membership Interests disputes (in good faith) the calculation of any items in a Production Report, then such Class B Member shall notify the Managing Member not more than 30 Business Days after such Class B Member has received the applicable Production Report from the Managing Member.

(i)     In such event, such Class B Member and the Managing Member shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement. If notice of dispute is not given by such Class B Member within such period, each Production Report will be final and binding on the Members.

(ii)     If the dispute as to the calculations is not promptly resolved within ten Business Days of such notification of the dispute, such Class B Member and the Managing Member shall each promptly present their interpretations to the Independent Accounting Firm, and shall instruct the Independent Accounting Firm to determine the correct amount of the calculations in dispute and to resolve the dispute promptly. The Independent Accounting Firm will make a determination as to each of the items in dispute, which must be (i) in writing, (ii) furnished to each Member and made in accordance with this Agreement, and which determination, absent manifest error, will be conclusive and binding on all Members. Each Member shall use reasonable efforts to cause the Independent Accounting Firm to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Independent Accounting Firm for information, books, records and similar items.

(iii)     In the event the Independent Accounting Firm determines that any of the calculations in dispute were incorrect in any material respect, the fees and expenses of the Independent Accounting Firm shall be borne by the Class A Member. In all other cases, the fees and expenses of the Independent Accounting Firm up to five hundred thousand dollars ($500,000), in the aggregate, shall be borne by the Company, and thereafter shall be borne by such Class B Member.

(iv)     The Class B Members will contribute to the Company the full amount then due and owing, if any, within five Business Days following (x) the receipt of the written determination of the Independent Accounting Firm or (y) reaching a mutually satisfactory agreement under clause (i), above.

(i)     Except as otherwise required under Section 8.3, the Managing Member shall provide (or cause to be provided) (i) all reports, notices, or other written communication relating to any dispute, potential default or event of default in connection with the Senior Notes, (ii) any Officer’s Certificate and Request for Withdrawal delivered by the Subject Companies (other than ORNI 37) to the Administrative Agent (under and as defined in the OFC2 Note Purchase Agreement) pursuant to Section 10.5 of the OFC2 Note Purchase Agreement and (iii) any other required report or formal, written notice received or delivered by the Company, or any of its subsidiaries, from or, as applicable, to the trustee under any Loan Document (as defined in the OFC2 Note Purchase Agreement), in each case, to the Class B Member within five Business Days of receipt or delivery of such reports, notices, or other written communication.

Section 7.2     Books and Records and Inspection.

(a)     The Managing Member shall cause the Company to keep and maintain (or to be kept and maintained on behalf of the Company), full and accurate books of account, financial records and supporting documents, which shall reflect, completely, accurately and in reasonable detail in all material respects each transaction of the Company and such other matters as are usually entered into the records or maintained by Persons engaged in a business of like character or as are required by law, and all other documents and writings of the Company. The books of account, financial records, and supporting documents and the other documents and writings of the Company shall be kept and maintained at the principal office of the Company. The financial records and reports of the Company shall be kept in accordance with GAAP and kept on an accrual basis.

(b)     In addition to and without limiting the generality of Section 7.2(a), the Managing Member shall cause the Company to keep and maintain (or to be kept and maintained on behalf of the Company) at the Company’s principal office:

(i)     true and full information regarding the status of the financial condition of the Company, including any financial statements for the three most recent years;

(ii)     promptly after becoming available, a copy of the Company’s federal, state, and local income Tax Returns for each year;

(iii)     minutes of the proceedings of the Members and the Managing Member;

(iv)     a current list of the name and last known business, residence or mailing address of each Member and the Managing Member;

(v)     a copy of this Agreement and the Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and such Certificate of Formation and all amendments thereto and copies of written consents of Members;

(vi)     true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member;

(vii)     copies of records that would enable a Member to determine the Member’s relative shares of the Company’s distributions and the Member’s relative voting rights; and

(viii)     all records related to the production and sale of electricity by the Subject Companies bearing on the qualification of such sales for PTCs.

(c)     Upon at least five Business Days prior notice to the Managing Member, all books and records of the Company shall be open to inspection and copying by any of the Members or their Representatives during business hours and at such Member’s expense, for any purpose reasonably related to such Member’s interest in the Company, provided that any such inspection or copying is conducted in a manner which does not unreasonably interfere with the Company’s business.

Section 7.3     Bank Accounts, Notes and Drafts.

(a)     All funds not required for the immediate needs of the Company may be placed in Permitted Investments, which investments shall have a maturity appropriate for the anticipated cash flows needs of the Company. All Company funds shall be deposited and held in accounts which are separate from all other accounts maintained by the Members and the Managing Member, and the Company’s funds shall not be commingled with any other funds of any other Person, including the Managing Member, any Member or any of their Affiliates (other than the Company itself).

(b)     The Members acknowledge that the Managing Member may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid Assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that the Managing Member shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution, so long as any such maintenance of funds is in compliance with the first sentence of Section 7.3(a).

(c)     Checks, notes, drafts and other orders for the payment of money shall be signed by such Persons as the Managing Member from time to time may authorize. When the Managing Member so authorizes, the signature of any such Person may be a facsimile.

Section 7.4     Financial Statements.

(a)     As soon as practical after the end of each Quarter, but in any event within 60 calendar days after the end of each Quarter (excluding the Quarter ending December 31 of each year), the Managing Member shall furnish (or cause to be furnished) to each Member unaudited consolidated financial statements with respect to such Quarter for the Company consisting of (i) a balance sheet showing the Company’s financial position as of the end of such Quarter, (ii) profit and loss statements for the Company for such Quarter, and (iii) a statement of cash flows for the Company for such Quarter.

(b)     As soon as practical after the end of each Fiscal Year, but in any event within 120 calendar days after the end of the Fiscal Year, the Managing Member shall furnish (or cause to be furnished) each Member consolidated financial statements with respect to such Fiscal Year for the Company that are audited and certified by the Accounting Firm as presenting fairly in all material respects the financial conditions and results of operations of ORNI 37 LLC and OFC 2 LLC in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments, consisting of (i) a balance sheet showing the Company’s financial position as of the end of such Fiscal Year, (ii) profit and loss statements for the Company for such Fiscal Year, (iii) a statement of cash flows for the Company for such Fiscal Year and (iv) related footnotes.

Section 7.5     Partnership Status and Tax Elections.

(a)     The Members intend that the Company will be taxed as a partnership for United States federal, state and local income tax purposes. The Members agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

(b)     The Company shall make the following elections on the appropriate Tax Returns:

(i)     to the extent permitted under Section 706 of the Code, to adopt as the Company’s Tax Year the 12 month period ending on December 31 effective as of December 31, 2016;

(ii)     to adopt the accrual method of accounting;

(iii)     an election under Section 754 of the Code to adjust the bases of the Company’s properties;

(iv)     to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code;

(v)     [reserved]

(vi)     to elect under Section 59(e) of the Code to amortize intangible drilling and development costs over 60 months; and

(vii)     the Company and each Subject Company shall elect not to claim bonus depreciation on any Project pursuant to Section 168(k)(7) of the Code (or the equivalent successor provision).

The Managing Member shall make no other tax elections for the Company, except as specifically provided in this Agreement, without the approval in writing by Members representing a Super-Majority Vote, such approval not to be unreasonably withheld, provided, however, that the Managing Member may elect to extend the time for filing any tax returns required to be filed by the Company or any Subsidiary Company without the prior approval of any other Member.

(c)     The Company shall file an election under Section 6231(a)(1)(B)(ii) of the Code and the Treasury Regulation thereunder to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code, inclusive, apply.

Section 7.6     Company Tax Returns.

(a)     Preparation of Tax Returns. The Tax Matters Partner shall prepare, or cause to be prepared by the Accounting Firm, and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Tax Matters Partner all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be timely prepared and filed.

(b)     Preparation of Consistent Return. The Tax Matters Partner shall use good faith efforts to prepare, or cause to be prepared by the Accounting Firm, for each Tax Year, the Company’s federal income tax return, including Schedule K-1s (the “Tax Return”) in a manner that constitutes either a Consistent Return or an Excepted Non-Conforming Return. For purposes of this Agreement, a “Consistent Return” shall mean a Tax Return prepared on a basis consistent with the Fixed Tax Assumptions and other provisions in this Agreement and with Section 2.3 of the Contribution Agreement, and an “Excepted Non-Conforming Return” shall mean a Tax Return that is not prepared on a basis consistent with the Fixed Tax Assumptions and other provisions in this Agreement because there is not at least “substantial authority” (within the meaning of Regulation Section 1.6662-4(d)(2)) for filing a Tax Return on a basis consistent with the Fixed Tax Assumptions and other provisions in this Agreement as the result of (A) a final determination in any federal income tax audit or administrative or judicial proceeding involving such Tax Return or a Tax Return for a prior period making an adjustment to any item affected by the Fixed Tax Assumptions or (B) a Change in Tax Law or any other enactment, promulgation or issuance, as applicable, subsequent to the Effective Date of any of the types of authorities described in Treasury Regulation Section 1.6662-4(d)(3), (C) the breach of any representations, warranties, or covenants by a Class A Member, the Managing Member (as long as it is, or is an Affiliate of, a Class A Member) or the Tax Matters Partner (or Partnership Representative, as applicable) (as long as it is, or is an Affiliate of, a Class A Member) under this Agreement or the Contribution Agreement, or (D) the result of the breach of the representations, warranties or covenants of a Class B Member in Sections 3.11 or 12.3 of this Agreement or of Section 2.3 or Section 4.8 of the Contribution Agreement. A Tax Return that is neither a Consistent Return nor an Excepted Non-Conforming Return shall be a “Non-Conforming Return”). The Tax Matters Partner shall prepare the Tax Returns substantially in accordance with the Base Case Model except to the extent that any position taken in such Tax Returns (x) is one that the Accounting Firm will not report without disclosure under Code Section 6694(a)(2)(B) or (y) is one that is inconsistent with the other provisions of this Agreement. A Tax Return that is not filed substantially in accordance with the Base Case Model will be treated as a Non-Conforming Return.

(c)     Furnishing Returns. The Tax Matters Partner shall use commercially reasonable efforts to furnish to the Members:

(i)     by no later than March 15th of each year, a copy of the Company’s Tax Return in the form proposed to be filed for the immediately preceding Tax Year,

(ii)     by no later than March 15th of each year, written notification if the Tax Matters Partner anticipates furnishing to the Members a Tax Return that is a Non-Conforming Return for the immediately preceding Tax Year, and

(iii)     within twenty (20) days after filing such federal and state income Tax Returns and information returns, a copy of the Company’s federal and state income Tax Returns and information returns as filed for each Tax Year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to properly prepare its own income Tax Returns.

(d)     Consistent Return. Any proposed Tax Return delivered to the Members pursuant to Section 7.6(c)(i) as to which the Tax Matters Partner has given notice as described in Section 7.6(c)(ii) will be deemed to constitute a Tax Return that is a Non-Conforming Return for purposes of this Agreement. Any other proposed Tax Return delivered to the Members pursuant to Section 7.6(c)(i) will be deemed to constitute a Consistent Return or an Excepted Non-Conforming Return for purposes of this Agreement unless, within thirty (30) days of receipt of the proposed Tax Return pursuant to Section 7.6(c)(i), a Class B Member provides written notice to the Tax Matters Partner and the Managing Member that it disagrees that the proposed Tax Return is a Consistent Return or Excepted Non-Conforming Return, in which event, such dispute will be resolved in accordance with Section 13.11. If the Independent Accounting Firm determines pursuant to Section 13.11 that the proposed Tax Return does constitute either a Consistent Return or an Excepted Non-Conforming Return, then such Tax Return shall be deemed to constitute a Consistent Return or Excepted Non-Conforming Return for purposes of this Agreement. If the Independent Accounting Firm determines pursuant to Section 13.11 that the proposed Tax Return does not constitute either a Consistent Return or an Excepted Non-Conforming Return, then such proposed Tax Return shall be deemed as a Non-Conforming Return for purposes of this Agreement; provided, however, that, if the Tax Return actually filed by the Tax Matters Partner and the Accounting Firm (or any replacement Accounting Firm) constitutes a Consistent Return or an Excepted Non-Conforming Return in accordance with the Independent Accounting Firm’s determination pursuant to Section 13.11, then such Tax Return as so filed shall be deemed a Consistent Return or an Excepted Non-Conforming Return for purposes of this Agreement.

(e)     Costs of Preparation. The Company shall bear the costs of the preparation and filing of its returns, including the fees of Accounting Firm.

Section 7.7     Tax Audits.

(a)     OrLeaf is hereby designated as the “tax matters partner,” as that term is defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”), of the Company, with all of the rights, duties and powers provided for in Sections 6221 through 6234 of the Code, inclusive. The Tax Matters Partner is hereby directed and authorized to take whatever steps the Tax Matters Partner, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, taking such other action as may from time to time be required under the Treasury Regulations and directing the Managing Member to take any of the foregoing actions. The Tax Matters Partner shall remain as the Tax Matters Partner so long as it retains any ownership interests in the Company unless the Tax Matters Partner requests that it not serve as Tax Matters Partner and such request is approved by a Super-Majority Vote of the Members.

(b)     The Tax Matters Partner, in Consultation with the other Members, shall direct, or cause the Managing Member to direct, the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner in Consultation with the other Members. The Tax Matters Partner shall promptly deliver, or shall cause the Managing Member to promptly deliver, to each Member a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company items, shall promptly advise, or cause the Managing Member to promptly advise, each Member of the substance of any conversations with the IRS in connection therewith and shall keep, or cause the Managing Member to keep, the Members advised of all developments with respect to any proposed adjustments which come to its or the Managing Member’s, as the case may be, attention. In addition, the Tax Matters Partner shall or shall cause the Managing Member to (i) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (ii) incorporate all reasonable changes or comments to such correspondence or filing requested by any Member and (iii) provide each Member with a final copy of correspondence or filing. The Tax Matters Partner will provide, or cause the Managing Member to provide, each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences.

(c)     For any issue or matter relating to the period prior to the Flip Date without the approval of Members collectively holding at least eighty percent (80%) of the Class B Membership Interests, the Tax Matters Partner shall not (i) commence a judicial action (including filing a petition as contemplated in Section 6226(a) or Section 6228 of the Code) with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) enter into a settlement agreement with the IRS which purports to bind the Members; (iii) intervene in any action as contemplated by Section 6226(b) of the Code; (iv) file any request contemplated in Section 6227(b) of the Code; or (v) enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of Code. Any cost or expense incurred by the Tax Matters Partner in connection with its duties as Tax Matters Partner shall be paid by the Company.

(d)     If for any reason the IRS disregards the election made by the Company pursuant to Section 7.5(c) and commences any audit or proceeding in which it makes a claim, or proposes to make a claim, against any Member that could reasonably be expected to result in the disallowance or adjustment of any items of income, gain, loss, deduction or credit (including PTCs) allocated to such Member by the Company, then such Member shall promptly advise the other Members of the same, and such Member, in Consultation with the other Members, shall use commercially reasonable efforts to convert the portion of such audit or proceeding that relates to such items into a Company level proceeding consistent with the Company’s election pursuant to Section 7.5(c).

(e)     If any Member intends to file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of any such partnership item of the Company, or to file a petition under Sections 6226, 6228 or other Sections of the Code with respect to any such partnership item or any other tax matter involving the Company, such Member shall, at least 30 days prior to any such filing, notify the other Members of such intent, which notification must include a reasonable description of the contemplated action and the reasons for such action; provided, however, that this Section 7.7(e) shall not relieve such Member’s obligation to use all commercially reasonable efforts to convert a Member level proceeding into a Company level proceeding as provided in Section 7.7(d).

(f)     Notwithstanding anything in this Agreement to the contrary, the Members agree to work together, reasonably and in good faith, to amend this Agreement for Tax Years for which the partnership audit provisions of Title XI are effective on or before the effective date of such provisions to the extent reasonably possible, to preserve and maintain (including through relevant elections and credit support) the relative and analogous rights, duties, responsibilities, indemnities, obligations and risks of the Members, including with respect to the payment of tax liabilities to those provided under this Agreement. In the event that subsequent to such amendment, there are further statutory amendments, Treasury Regulations, notices, revenue procedures, revenue rulings or other administrative guidance, interpreting or applying Title XI, the Members shall further amend this Agreement consistent with this Section 7.7(f). Notwithstanding the foregoing, in the event the Members have not amended this Agreement to the reasonable satisfaction of each Member on or before the effective date of Title XI (or any further guidance) then (i) OrLeaf, so long as it continues to retain an ownership interest in the Company, shall be designated the Partnership Representative, subject to removal and replacement rights analogous to those set forth in Section 7.7(a), (ii) for any notice of final partnership adjustment with respect to which an “imputed underpayment” within the meaning of Section 6225(b) of Title XI may be determined, the Company shall elect application of Section 6226 of Title XI and timely furnish to each Member of the Company for the reviewed year and to the U.S. Department of the Treasury a statement of each Member’s share of any adjustment to income, gain, loss, deduction, or credit, which shares will be calculated in a manner that takes into account the allocation of tax risk between the Members reflected in this Agreement; provided, such election shall not be made if, under subsequent guidance from the IRS, such election would transfer the audit or contest to the partner-level; provided, further, if, under subsequent guidance, the parties cannot make such election without transferring the audit or contest to the partner-level, then the Members agree to negotiate in good faith to amend this Agreement to retain the audit or contest at the Company level, while preserving the relative rights, burdens and economics of the Members, including each Member’s obligation to pay its respective share of the “imputed underpayment”, and (iii) the Partnership Representative shall not take any action that the Tax Matters Partner was not permitted to take without the consent of the Class B Member under Section 7.7(b) without the consent of the Class B Member. In the event a Section 6226 election cannot be made under the circumstances described in (ii) because of subsequent guidance from the IRS that would transfer the audit or contest to the partner level, each Member will be required to make a Capital Contribution to the Company as described in Section 4.5 within ten (10) Business Days of notice from the IRS that payment of the imputed underpayment is due and payable by the Company and such payment is not subject to appeal by the Company that would allow further deferral of such payment.

Section 7.8     Cooperation. Subject to the provisions of this Article VIII, each Member shall provide the other Members with such assistance as may reasonably be requested by such other Members in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any Taxes with respect to the operations of the Company and the Subject Companies or the allowance or disallowance of any PTCs arising from the sale by the Subject Companies of electricity produced in their respective Projects.

Section 7.9     Fiscal Year. The Fiscal Year of the Company for financial reporting purposes will be a 12-month year ending December 31.

Section 7.10     Tax Year. The Tax Year of the Company will be a 12-month year ending December 31 unless the Company is required by Section 706 of the Code to use a different Tax Year.

Section 7.11     Target Internal Rate of Return Determination.

(a)     Annual Determinations. Prior to the Flip Date, the Managing Member will (i) calculate (or will cause to be calculated) using the Tracking Model at least annually whether the Class B Member has reached the Target Internal Rate of Return and (ii) send the Class B Member, within 45 days after the end of each year in which the Target Internal Rate of Return was not achieved, a report in the form of the Target IRR Report showing where it believes the Class B Member is in relation to the Target Internal Rate of Return. The Managing Member will make its advisers available to answer any questions regarding the calculations contained in any such Target IRR Report.

(b)     Occurrence of Flip Date. If the Managing Member determines, in the manner provided in this Section 7.11, that the Flip Date has occurred, the Managing Member will notify the Class B Member in writing at least ten days before the Distribution Date following the month in which it believes the Class B Member achieved the Target Internal Rate of Return or at least 30 days before making any liquidating distributions, in connection with a liquidation of the Company pursuant to Section 10.2, if it believes the Class B Member will achieve the Target Internal Rate of Return as a consequence of the liquidating distributions. The notice will include the Target IRR Report showing the Managing Member’s calculations and, in the case of a notice delivered in connection with a liquidation, the allocations and distributions that the Managing Member proposes to make to the Class B Member under Section 10.2 in light of the calculations. The Managing Member will make its advisers available to answer any questions about the calculations contained in any such Target IRR Report.

(c)     Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining whether the Class B Member has reached the Target Internal Rate of Return:

(i)     Continuity of Ownership. The Managing Member will treat ownership of the Class B Membership Interests as being continuous from the Closing Date to the relevant testing date as of which the calculation is being made without regard to any change in ownership of the Class B Membership Interests during such period.

(ii)     Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return will consist solely of (A) the Capital Contributions made by the Class B Member for the Class B Membership Interests on the Closing Date and the Deferred Contributions made pursuant to Section 4.3 (which for the avoidance of doubt includes any Deferred Contributions attributable to Excess Production prior to the Flip Date but payable after the Flip Date), (B) out-of-pocket costs and expenses paid or incurred by the Class B Member in connection with any event that is the subject of a Direct Claim that the Class A Member is required to pay, including amounts relating to the enforcement of such Direct Claim or the defense of any Third Party Claim against the Class B Member, (C) distributions to the Class B Member made on any (1) Distribution Date pursuant to Section 6.1, Section 4.3(c), or Section 4.7 or (2) date of distribution of liquidation proceeds pursuant to Section 10.2(b)(v) (or to be made on the Distribution Date or date of distribution of liquidation proceeds as of which the Internal Rate of Return is being determined), (D) subject to the proviso contained in the last sentence hereof, indemnity payments and cost and expense reimbursements received by a Class B Member from the Company or the Class A Member to compensate for the loss of amounts described in clauses (C) and (E) of this Section 7.11(c)(ii), but excluding any indemnity payments treated as cash distributions, and (E) the Grossed-Up PTC Amount based on the PTCs received by the Class B Member determined in accordance with subsection (iii) of this Section 7.11(c) to be received on any Estimated Tax Payment Date. Any amount received by the Class B Member which is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of an item which would otherwise be taken into account in the foregoing clauses (A) through (E) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member; provided, however, that, any payments received pursuant to Article XI for lost depreciation deductions, other deductions and losses and credits other than PTCs shall not be taken into account for purposes of calculating the Internal Rate of Return in accordance with this Section 7.11(c)(ii).

(iii)     PTCs.

(A)     PTC Amounts that are not consistent with the Fixed Tax Assumptions shall be recalculated for purposes of the Internal Rate of Return in a manner consistent with the Fixed Tax Assumptions, except to the extent that such inconsistency with the Fixed Tax Assumptions is the result of (1) the relevant Tax Return filed with the IRS by or for the Company being a Non-Conforming Return (as provided in Section 7.6(c)), (2) a change in the Code or Treasury Regulations promulgated thereunder that affect Fixed Tax Assumptions, or (3) the breach of any representations, warranties, or covenants by a Class A Member, the Managing Member, the Tax Matters Partner, or the Partnership Representative (in each case, as long as it is, or is an Affiliate of, a Class A Member) under this Agreement or the Contribution Agreement. PTC Amounts shall also be recalculated to include any credit that would have been realized by the Class B Member, but which is not so recognized as the result of the breach of the representations, warranties or covenants of a Class B Member in Sections 3.11 or 12.3(a) – (c) of this Agreement or of Sections 2.3 or 4.8 of the Contribution Agreement. For purposes of calculating and determining PTC Amounts, each Class B Member shall be treated as able to use immediately, subject to the same timing described in Section 7.11(c), and fully any PTC Amounts without regard to (X) whether the Class B Member has any income, gains, or tax liability against which it is permitted to offset such credits, (Y) any provision of Law limiting, restricting, deferring or disallowing such credit that is applicable to any Class B Member (as opposed to the Company), or (Z) a Company-level limitation, restriction, deferral or disallowance of such loss, deduction or credits that results from the breach of any representation, warranty or covenant of a Class B Member in this Agreement or the Contribution Agreement.

(B)     For the avoidance of doubt, in all respects outside those described in Section 7.7(c)(iii) the Internal Rate of Return and the amount of Deferred Contributions shall be based upon the PTC Amounts or gross income allocation, as applicable, without any adjustment or recalculation, in accordance with the federal income tax accounting methods and tax elections actually used with respect to such period by the Company in the preparation of its Tax Returns, and as subsequently adjusted as a result of any amended Tax Return or a final determination in any federal income tax audit or subsequent administrative or judicial proceeding.

(C)     Estimated Tax Payment Dates. The distributive share of PTCs as determined for federal income tax purposes allocated by the Company to the Class B Member, shall be treated as recognized ratably during the Tax Year, with the result that the PTCs allocated to the Class B Members shall be treated as having been received in four equal installments on April 30, June 30, September 30, and December 31 during the Tax Year (the “Estimated Tax Payment Dates”), except that in the Tax Year in which the Flip Date occurs, such items allocated to the Class B Members for the period prior to the Flip Date will be treated as allocated ratably to each of the Estimated Tax Payment Dates during the Tax Year, and the present value, discounted at the Target Internal Rate of Return of items allocated to Estimated Tax Payment Dates after the Flip Date shall be taken into account for purposes of determining the Flip Date.

(d)     Method of Determining the Flip Date; Pro Ration of Distributions.

(i)     If, as of any Distribution Date after the Target Flip Date, the Managing Member calculates that the Flip Date has occurred during the calendar month in which such Distribution Date occurs (taking account of the distribution of the Distributable Cash on such Distribution Date and any Deferred Contributions due based on production prior to the Distribution Date but payable thereafter discounted to the Flip Date at the Target Internal Rate of Return) the Managing Member will calculate the lowest percentage (the “Trigger Percentage”) which, when applied to such Distributable Cash, will result in a Class B Unit receiving an amount of Distributable Cash (such amount of cash calculated using such Trigger Percentage, the “Cash Trigger Amount”) which will cause the Flip Date to occur. The Cash Trigger Amount shall be deemed to precede the Flip Date and shall be distributed to the Class B Members (notwithstanding anything to the contrary contained in Section 4.7 or Section 6.1(a)) and the remainder of such Distributable Cash shall be distributed to the Holders of Class A Units and Class B Units under Section 6.1(a)(iii).

(ii)     If, prior to a distribution of liquidation proceeds, the Managing Member calculates that the Class B Member will achieve the Target Internal Rate of Return as a consequence of the liquidating distributions (taking into account the expected distribution of liquidation proceeds), the Managing Member will calculate, using an iterative process, the percentage of the liquidation proceeds which, if distributed in accordance with Section 10.2(b)(v), will cause the cash distributions to be made pursuant to Section 10.2(b)(v) on the date of distribution of liquidation proceeds, to the extent such distributions are attributable to pro rata allocations pursuant to Section 10.2(b)(iv)(A), to cause the Flip Date to occur. Such calculation shall be taken into account in making the allocations under Section 10.2(b)(iv) in such manner as to ensure that, to the greatest extent feasible, the balances in the Capital Accounts of the Members are expected to result in distributions pursuant to Section 10.2(b)(v) in accordance with the target liquidation distributions contemplated in Section 10.2(b)(iv)(A) and Section 10.2(b)(iv)(B).

(e)     End-of-Year True Up.

(i)     If the Class B Member achieves the Target Internal Rate of Return after the Target Flip Date, then prior to filing the Tax Return for the Tax Year which includes the Flip Date, the Managing Member shall compare the PTC Amounts for the portion of the Tax Year through the calendar month in which such Flip Date was determined to have occurred, as taken into account in the calculation of such Flip Date, with the PTC Amounts for such period as determined using the amounts reflected in the Tax Return as proposed to be filed, other than to the extent of any difference in such calculation of the Flip Date and such amounts reflected in the Tax Returns as the result of the application of the provisions of Section 7.11(c) or the calculation assumptions and conventions in this Section 7.11. In the event of any difference (disregarding de minimis amounts) the Managing Member shall apply such adjustments ratably to the Estimated Tax Payment Dates for such Tax Year and shall re-calculate the Trigger Percentage based upon the amounts reflected in such return and shall (A) adjust the Flip Date accordingly (including by advancing or retarding the Flip Date to a prior or subsequent calendar month), and (B) determine the difference (the “Cash Difference”) between the actual cash distribution to the Class B Members on the Distribution Date occurring in the month in which such Flip Date was originally determined to have occurred (and any subsequent Distribution Dates, if relevant) and the cash distribution which would have been made on such Distribution Date(s) based on the recalculated Trigger Percentage (it being acknowledged that any difference between the PTC Amounts assumed to be allocable to the Class B Interests at the time such Flip Date was first determined and the amounts of such PTC Amounts reflected in the allocations pursuant to the Tax Return actually filed has been reflected in the final determination of such Flip Date under this paragraph (i)).

(ii)     Provisions similar to those provided in Section 7.11 shall apply for purposes of advance notification to the Class B Members of the adjusted Flip Date and Cash Difference calculations referred to in paragraph (i), above, and the right of the Class B Members to challenge.

(iii)     Upon becoming final pursuant to this Section 7.11(e), the Managing Member shall apply the adjusted Flip Date for all purposes of this Agreement. On the Distribution Date immediately following the calculation becoming final, the sharing percentages set forth in Section 5.1(c) and Section 6.1(a)(iii) shall be adjusted to the maximum extent necessary (subject to the limit that the aggregate sharing percentages for the Class B Members shall not be less than five percent (5%) and the aggregate sharing percentages for the Class A Members shall not be less than one percent (1%)) so as to correct the Cash Difference on a present value basis calculated at the Target Internal Rate of Return, which adjusted sharing percentages shall remain in effect until elimination of the Cash Difference.

(f)     Curative Flip Allocations. If, after filing the Tax Return for the Tax Year in which the Flip Date was determined to have occurred, there is change in the distributive share of Company items reported for the period through such Flip Date for reasons other than as the result of the application of the provisions of Section 7.11(c) or the calculation assumptions and conventions in this Section 7.11, and the Company has not yet made liquidating distributions under Section 10.2, then the following curative allocations, distributions and payments will apply and be effected by the Parties (the “Curative Flip Allocation”). The Managing Member will promptly determine the shortfall between the Internal Rate of Return actually achieved through the last Distribution Date that the Company distributed Distributable Cash under Section 6.1(a)(i) or (ii), as applicable, and the Target Internal Rate of Return. The sharing percentages in Section 5.1(c) and Section 6.1(a)(iii) then will be adjusted for allocations and distributions to be made subsequent to those relating to such last Distribution Date to the maximum extent and for so long as is necessary to eliminate such shortfall between the Internal Rate of Return actually achieved through the last Distribution Date that the Company distributed Distributable Cash under Section 6.1(a)(i) or (ii), as applicable, and the Target Internal Rate of Return (subject to the limit that the aggregate sharing percentages for the Class B Members shall not be less than five percent (5%) and the aggregate sharing percentages for the Class A Members shall not be less than one percent (1%)). If an event occurs that would have triggered a Curative Flip Allocation but for the fact that a Class A Member has already purchased the Class B Interests pursuant to Section 9.6 or Section 9.7, then such Class A Member will pay in cash, within twenty (20) Business Days following the occurrence of such event, the economic equivalent of the Curative Flip Allocation as additional purchase price for the Class B Interests.

(g)     Disputes. Any dispute by the Class B Member of any item or procedure or calculation of, or which affects, the Target Internal Rate of Return contained in any notice or report delivered to the Class B Member will be disputed in accordance with the dispute resolution mechanism set forth in Section 13.11.

ARTICLE VIII
MANAGEMENT

Section 8.1     Managing Member.

(a)     The Managing Member shall be the Member designated to act as such hereunder from time to time in accordance with the provisions of this Section 8.1 (the “Managing Member”). The initial Managing Member shall be OrLeaf. Except (i) for Major Decisions and Fundamental Decisions, which shall be determined as set forth in Section 3.2, and (ii) as otherwise required by applicable Legal Requirements or as otherwise expressly provided in this Agreement (including Other Consent Matters), the Managing Member shall perform the services set forth in Schedule 8.1(a) and conduct, direct and exercise control over all activities of the Company, and shall have full power and authority on behalf of the Company to manage and administer the business and affairs of the Company and to do or cause to be done any and all acts reasonably considered by the Managing Member to be necessary or appropriate to conduct the business of the Company (including, without limitation, all necessary actions to cause each of the Subject Companies to perform its obligations and enforce its rights under the Material Contracts to which it is a party and to otherwise carry out its respective purposes) without the need for approval by or any other consent from any Member, including, but not limited to, the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business.

(b)     In carrying out its duties and obligations under this Agreement, the Managing Member shall be required to perform such duties and obligations in accordance with the material requirements of the Transaction Documents, Material Contracts and of the Licenses and Permits (as defined in the Contribution Agreement), applicable laws, the purposes set forth in Section 2.3 and in good faith and in a manner reasonably believed to be in the best interest of the Subject Companies and the Projects, in each case taking into account, for so long as PTCs are available to any PTC Eligible Projects, the requirements to maintain and generate PTCs.

(c)     The Managing Member may, at any time, upon not less than 60 Business Days’ notice to the other Members resign as Managing Member and will in good faith assist the Members with finding a replacement Managing Member and providing them with reasonable assistance in transitioning to the new Managing Member. The Class B Members holding eighty percent (80%) of the Class B Membership Interests may, at any time and from time to time, remove the Managing Member for Cause and fill any vacancy resulting therefrom. In addition, the Managing Member shall be removed automatically without further vote, action or notice by any Member in the event of a Bankruptcy of the Managing Member, the Tax Matters Partner or the Class A Member, unless those Members who are not Affiliates of the Managing Member elect otherwise upon written notice.

Section 8.2     Major Decisions.

(a)     In addition to any other approval required by applicable Legal Requirements or this Agreement, Major Decisions are reserved to the Members, and subject to Section 3.2, none of the Company, the Managing Member, or any officer, employee or agent thereof shall do or take or make or approve any Major Decisions prior to the later of (i) the Flip Date and (ii) the date upon which the Class B Member’s restoration obligations pursuant to Section 10.3(b) have been reduced to zero dollars ($0) without a Super-Majority Vote of Members.

(b)     The decision of each Member as to whether or not to consent to any Major Decision shall be in the sole discretion of such Member. A request for consent shall be sent by the Managing Member to each Member as provided in Section 13.1. A Member will be deemed to have consented if no written response is received from that Member within fourteen (14) Business Days of the confirmed delivery date of a request for consent sent to such Member. The Managing Member shall make reasonable efforts to confirm the actual delivery date to the Class B Member by seeking an email acknowledgement that such consent request was received and is under review; provided, however, that such fourteen (14) Business Days shall be extended for a reasonable period to the extent requested by the Class B Member, it being understood that reasonable requests for additional information by such Member shall be treated as a valid extension request extending through such time as the supplementary information is provided, and such Member is actively reviewing it and has had a reasonable amount of time to evaluate such information in light of the consent being requested.

Section 8.3     Fundamental Decisions.

(a)     In addition to any other approval required by applicable Legal Requirements or this Agreement, Fundamental Decisions are reserved to the Members, and none of the Company, the Managing Member, or any officer, employee or agent thereof shall do or take or make or approve any Fundamental Decision without a Super-majority Vote.

(b)     The decision of each Member as to whether or not to consent to any Fundamental Decision shall be in the sole discretion of such Member. A request for consent shall be sent by the Managing Member to each Member as provided in Section 13.1. A Member will be deemed to have consented if no written response is received from that Member within fourteen (14) Business Days of the confirmed delivery date of a request for consent sent to such Member. The Managing Member shall make reasonable efforts to confirm the actual delivery date to the Class B Member by obtaining an email acknowledgement that such consent request was received and is under review; provided, however, that such fourteen (14) Business Days shall be extended for a reasonable period to the extent requested by the Class B Member, it being understood that reasonable requests for additional information by such Member shall be treated as a valid extension request extending through such time as the supplementary information is provided, and such Member is actively reviewing it and has had a reasonable amount of time to evaluate such information in light of the consent being requested.

Section 8.4     Insurance. The Managing Member shall cause the Company and its Subsidiaries to acquire and maintain (including making changes to coverage and carriers) the casualty, general liability (including product liability), property damage and/or other types of insurance set forth in Schedule 8.4; provided that, if any such insurance is not available on commercially reasonable terms (which shall be to the reasonable satisfaction of the Class B Member, provided that if the Class B Member does not provide a written response manifesting an unambiguous agreement or disagreement within ten Business Days of notification of such determination the Class B Member shall be deemed to be in agreement), the Managing Member shall cause the Company to establish reasonably satisfactory self-insurance reserves and replacement third party insurance shall be procured as soon as commercially reasonable terms are available. The Members shall be added to such insurance as named insured and loss payee as their interests may appear (except for any workers’ compensation policy), with a waiver of subrogation permitted in their favor (where legally permitted or insurance market practice permits). Unless the insurance required to be carried pursuant to Schedule 8.4 requires the insurer to provide the Members with at least 30 days written notice of cancellation (ten days for non-payment of premium), the Managing Member hereby covenants and agrees to give the Class B Members at least 30 days written notice of cancellation (ten days for non-payment of premium) to the extent that it receives such notice from the insurer.

Section 8.5     Notice of Material Breach. The Managing Member shall notify the Class B Members within five Business Days of obtaining actual knowledge of any (a) written notice of default delivered by a party to a Material Contract to a Subject Company or the Managing Member or (b) default by a party to a Material Contract (other than a Subject Company or any Affiliate thereof) under such Material Contract, in the case of either (a) or (b), which default, would be reasonably likely to result in a Material Adverse Effect; provided, however, that in the case of any notice of default in connection with the Senior Notes, the Managing Member shall be required to notify, and provide such notice to, the Class B Members immediately and in all cases not later than the following Business Day.

Section 8.6     Anti-Corruption Laws and Sanctions. The Managing Member shall (a) cause the Company to maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, and their respective directors, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions and otherwise to prevent interactions with Prohibited Persons and (b) require that third party counterparties implement and maintain similar procedures designed to ensure compliance by such counterparties with Anti-Corruption Laws and applicable Sanctions and otherwise to prevent interactions with Prohibited Persons. The Managing Member shall cause the Company, and its directors, officers, employees and agents (x) not to make, or take any action in furtherance of, any offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws and (y) not to use the Company funds (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (ii) in any manner that would result in the violation of any Sanctions.

ARTICLE IX
TRANSFERS

Section 9.1     Prohibited Transfers.

Except for Permitted Transfers, no Member shall sell, transfer, assign, convey, pledge, mortgage, encumber, hypothecate or otherwise dispose of all or any part of its Membership Interests or any interest, rights or obligations with respect thereto, directly or indirectly (including through a change of control or merger of such Member) (any such action, a “Transfer”), except as provided in this Article IX. Any attempted Transfer that does not comply with this Article IX shall be null and void and of no force or effect whatsoever.

Section 9.2     Conditions Applicable to All Transfers.

(a)     Except as otherwise provided in this Section 9.2, all Transfers of Membership Interests must satisfy the following conditions:

(i)     The transferring Member must give notice of the proposed Transfer to each of the other Members not less than ten (10) days prior to the effective date of the proposed Transfer.

(ii)     The transferring Member and the prospective transferee each execute, acknowledge and deliver to the Company such instruments of transfer and assignment with respect to such Transfer and such other instruments as are reasonably satisfactory in form and substance to the other Members to effect such Transfer and to confirm the transferor’s intention that the transferee become a Member in its place, and the prospective transferee makes the representations and warranties set forth in Section 3.11 as of the date of such Transfer.

(iii)     The transferee executes, adopts and acknowledges this Agreement, and executes such other agreements as the Managing Member may reasonably deem necessary or appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of the transferor under this Agreement and the Contribution Agreement (to the extent the transferor is to be released from such obligations).

(iv)     The Transfer will not violate (x) any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its Assets or (y) any material contract, lease, security, indenture or agreement binding on any Subject Company or its Assets.

(v)     In the case of a Transfer by the Class B Member, such Transfer will not result in a termination of the Company or any Subject Company under Section 708(b)(1)(B) of the Code unless the transferor has indemnified the other Members for any adverse tax consequences incurred as a result of such termination in an amount determined on a present value basis using the Target Internal Rate of Return as the discount rate and using the Tracking Model results to the date of such Transfer, but otherwise not changing any of the inputs and assumptions from the Base Case Model. In the case of a Transfer by the Class A Member, such Transfer will not result in a termination of the Company or any Subject Company under Section 708(b)(1)(B) of the Code unless the transferor has indemnified the other Members for any adverse tax consequences incurred as a result of such termination in an amount determined on a present value basis using the Tracking Model results to the date of such Transfer, but otherwise not changing any of the inputs and assumptions from the Base Case Model.

(vi)     The Transfer will not cause the Company to be classified as a publicly traded partnership treated as a corporation for federal income tax purposes or result in any of the Projects becoming tax-exempt use property, in whole or in part, within the meaning of Section 168(h) of the Code during any applicable recovery period.

(vii)     All consents, approvals and filings required to be obtained or made in connection with the Transfer will have been obtained or made and will be in full force and effect.

(viii)     The Transferee is an Unrelated Person.

(ix)     The Transferee is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(b)     If the Transfer involves Class A Membership Interests (including, for the avoidance of doubt, a Transfer upon foreclosure (or in lieu of such foreclosure) under an Encumbrance relating to such Class A Membership Interest), (i) through and including the Flip Date, the Transfer must be approved by a Super-Majority Vote of Members and (ii) the Transferee shall have provided such “Know Your Customer” information as shall be required by the policies and procedures of the Class B Member.

Section 9.3     Conditions Applicable to All Transfers of Class B Membership Interests. Except as otherwise provided in this Section 9.3, all Transfers of Class B Membership Interests must satisfy the following conditions (in addition to those in Section 9.2):

(i)     An agreement (or agreements), in form and substance satisfactory to the Class A Member, shall be in full force and effect with respect to the transferee in which the transferee agrees to be bound by all the provisions of (x) this Agreement, including Sections 9.5 and 9.6 of this Agreement, and (y) the Contribution Agreement insofar as it relates to the Class B Membership Interests transferred, including Article VI thereof.

(ii)     Such Transfer will not result in any Person that is not an Approved Transferee holding a Class B Membership Interest.

Section 9.4     Certain Permitted Transfers.

(a)     Notwithstanding the foregoing provisions of this Article IX, except as otherwise provided in this Section 9.4, the following Transfers (the “Permitted Transfers”) may be made at any time and from time to time, without restriction and without notice to, approval of, filing with, consent by, or other action of or by, any Member or other Person:

(i)     The issuance of Membership Interests pursuant to the Contribution Agreement.

(ii)     The grant of any security interest in any Membership Interest pursuant to any security agreement any Member may enter into with lenders.

(iii)     A Transfer to a Class A Approved Transferee in connection with any foreclosure or other exercise of remedies in respect of any Class A Membership Interest subject to a security interest referred to in Section 9.4(a)(ii).

(iv)     Any Transfer of all or a portion of the stock, membership interests or Assets (including any change of control or merger) of OrLeaf or any upstream Affiliate of OrLeaf (other than the Assets of any such Affiliate that are Membership Interests); provided, that, prior to the Flip Date, in connection with such transfer Ormat Technologies Inc. will retain direct or indirect control of over fifty percent (50%) of the voting interest in Ormat and Ormat will remain the managing member of OrLeaf.

(v)     Any Transfer of Class B Membership Interests by any Class B Member or any Affiliate of such Class B Member to any other Class B Member or any Affiliate of such Class B Member.

(vi)     Any Transfer of Class B Membership Interests by any Class B Member or any Affiliate of such Class B Member in connection with Section 9.11.

(vii)     Any Transfer of all or a portion of the stock, membership interests or Assets (including any change of control or merger) of the Class B Members or any Affiliates of the Class B Members (other than (x) the Assets of any such Affiliate that are Membership Interests and (y) the stock or membership interests of any such Affiliate the Assets of which consist primarily of Membership Interests, directly or indirectly, and such Transfer would result in either (1) any event referred to in Section 9.2(a)(v), (vi) or (ix) or (2) Membership Interests being held, directly or indirectly, by a Person that is a Competitor).

(viii)     Any Transfer made in accordance with Sections 9.5 or 9.6.

(b)     The conditions set forth in Section 9.2(a)(ii) through (vii) shall apply to the Permitted Transfers referred to in Section 9.4(a)(iii).

Section 9.5     Right of First Offer.

(a)     If at any time any Class B Member desires to Transfer any of its Class B Membership Interests to any third Person, other than an Affiliate of such Class B Member, prior to offering the Class B Membership Interests to any such third Person, such Class B Member shall first give notice to the Class A Member (the “Offer Notice”).

(b)     The Class A Member shall have the right, for a period of 30 calendar days after receipt of an Offer Notice, to inform the Class B Member in writing of its offer to purchase the subject Class B Membership Interests, including the price and other terms of such offer (such offer, the “ROFO Offer”). Any ROFO Offer, if given, shall be irrevocable.

(c)     If the Class B Member chooses, in its sole discretion, to accept the ROFO Offer the closing of the Transfer of the Class B Membership Interests covered by any ROFO Offer shall occur no later than 45 days after the ROFO Offer is given or such later date as may be required to obtain any applicable governmental consents or approvals, or to satisfy any reporting or waiting period under any applicable Legal Requirements, or at such other time as the parties agree.

(d)     If the ROFO Offer is exercised, at the closing of the Transfer, (1) the Class A Member shall pay (by wire transfer of immediately available United States Dollars to such United States bank accounts as the Class B Member may designate in a written notice to the Company and Class A Member no later than five Business Days prior to the closing date for the Transfer pursuant to the ROFO Offer) an amount equal to the product of (i) the cash price of the Class B Membership Interests set forth in the Offer Notice, multiplied by (ii) the Class B Membership Interests subject to the ROFO Offer Notice and (2) the Class B Member shall take the following actions: (i) the Class B Member shall Transfer to the Class A Member all right, title and interest in and to the Class B Membership Interests, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) the Class B Member shall be deemed to have made the representations set forth on Schedule 9 attached hereto to the Class A Member and the Company; and (iii) the Class B Member shall take all such further actions and execute, acknowledge and deliver all such further documents that are necessary to effectuate the Transfer of the Class B Membership Interests contemplated by this Section. Upon the closing of such Transfer, (1) all of the Class B Member’s obligations and liabilities associated with the Class B Membership Interests which are the subject of such Transfer will terminate except those obligations and liabilities accrued through the date of such closing, (2) the Class B Member shall have no further rights as a Member in respect of the Class B Membership Interests which are the subject of such Transfer, and (3) all the rights, obligations and liabilities associated with the Class B Membership Interests which are the subject of such Transfer shall become the rights, obligations and liabilities of the Class A Member.

(e)     If the Class B Member chooses not to accept the ROFO Offer the Class B Member may Transfer the Class B Membership Interests to any third Person, subject to the other restrictions contained herein.

(f)     A proposed Transfer between one Class B Member to another Class B Member, or between respective Affiliates of such Class B Members, shall not be subject to the right of first offer as set forth in this Section 9.5.

Section 9.6     Flip Purchase Option.

(a)     The Class A Member (or any Affiliate of the Class A Member designated by it) shall have the right to acquire all (but not less than all) of the Class B Membership Interests on either of (i) the Target Flip Date or (ii) the date that is 9.0 years after the Closing Date (the “Flip Purchase Option”), in either case upon providing written notice no later than 90 days prior to such date to the Company and the Class B Member of its election to exercise the Flip Purchase Option (the “Flip Exercise Notice”). Any Flip Exercise Notice, if given, shall be irrevocable; provided that, if the Class A Member defaults on its obligation to purchase the Class B Membership Interest pursuant hereto, the Flip Purchase Option shall expire.

(b)     The consideration for the Transfer of the Class B Membership Interests to the Class A Member pursuant to the Flip Purchase Option shall be an amount (payable in United States dollars) equal to the greater of (i) the Fair Market Value of the Class B Membership Interests as of the date of the purchase of the Class B Membership Interests pursuant to this Section 9.6, increased to account for any minimum gain chargeback after taking into account any suspended losses under Section 704(d) of the Code the Class B Member recognizes due to the exercise of the Flip Purchase Option assuming a tax rate equal to the Highest Marginal Rate, and (ii) $3,000,000; provided, that if the Class B Member has not yet achieved the Target Internal Rate of Return, the consideration for the Transfer of the Class B Membership Interests shall first consist of the amount necessary to cause the Class B Member to achieve its Target Internal Rate of Return and then the applicable amount set forth in subclause (i) or (ii) of this Section 9.6(b) (the “Flip Purchase Price”). The Fair Market Value of the Class B Membership Interests shall be determined by agreement between the Class A Member and the Class B Member. If they fail to agree upon such value within thirty (30) days after the date of the Buyout Notice, the Members shall, promptly thereafter, initiate the Appraisal Method for purposes of establishing such Fair Market Value.

(c)     If the Flip Purchase Option is exercised, the closing of such Transfer shall occur on the Business Day that is (i) 60 days after the applicable Flip Exercise Notice is given or (ii) such later date as may be required to obtain any applicable consents or approvals or satisfy any reporting or waiting period under any applicable Legal Requirements.

(d)     If the Flip Purchase Option is exercised, at the closing of the Transfer, (1) the Class A Member shall pay (by wire transfer of immediately available United States Dollars to such United States bank accounts as the Class B Members may designate in a written notice to the Company and the Class A Member no later than five Business Days prior to the closing date for the Transfer pursuant to the Flip Purchase Option) an amount equal to the Flip Purchase Price (determined in accordance with Section 9.6(b)) and (2) the Class B Members shall take the following actions: (i) such Class B Member shall Transfer to the Class A Member, all right, title and interest in and to the Class B Membership Interests, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) such Class B Member shall be deemed to have made the representations set forth on Schedule 9 attached hereto to each such Class A Member and the Company; and (iii) such Class B Member shall take all such further actions and execute, acknowledge and deliver all such further documents that are necessary to effectuate the Transfer of the Class B Membership Interests contemplated by this Section. Upon the closing of such Transfer, (x) all of such Class B Member’s obligations and liabilities associated with the Class B Membership Interests which are the subject of such Transfer will terminate except those obligations and liabilities accrued through the date of such closing, (y) such Class B Member shall cease to be a Member, and (z) all the rights, obligations and liabilities associated with the Class B Membership Interests which are the subject of such Transfer shall become the rights, obligations and liabilities of each Person acquiring such Class B Membership Interests.

Section 9.7     Buy-Out Event.

(a)     Following the occurrence of a Material Adverse Change in Tax Law for which the Distributable Cash ratios may be modified as provided in the proviso in Section 6.1(a), the Class A Member shall have the option to acquire all, but not less than all, of the Class B Membership Interest of the Class B Member in accordance with the requirements provided in Section 9.2. Such option may be exercised by the Class A Member by giving to the Class B Member written notice to such effect no later than sixty (60) Business Days after the occurrence of such Material Adverse Change in Tax Law (the “Buyout Notice”).

(b)     The purchase price for the Class B Membership Interests being purchased pursuant to this Section 9.7 shall be the greater of (i) the amount necessary to cause the Class B Member to achieve the 20-Year IRR Rate and (ii) the Fair Market Value of the Class B Membership Interests as of the date of such purchase.

(c)     Within twenty (20) days after the date of the Buyout Notice, the Members will meet to discuss and negotiate in good faith to determine and agree upon the Fair Market Value of the Class B Membership Interests. If they agree upon such Fair Market Value, such value will be deemed to be the Fair Market Value for purposes hereof. If they fail to agree upon such value within thirty (30) days after the date of the Buyout Notice, the Members shall, promptly thereafter, initiate the Appraisal Method for purposes of establishing such Fair Market Value.

(d)     The closing of any such purchase shall occur on the later of the thirtieth (30th) Business Day following the date of the Buyout Notice, the twentieth (20th) Business Day following the determination of the Fair Market Value of the Class B Membership Interests, and the fifth (5th) Business Day after the receipt of all applicable necessary approvals from any Governmental Body. At the closing, the Class B Member shall convey the Class B Membership Interests to the Class A Member on an “as is, where is” basis without representations or warranties, expressed or implied, other than that the Class B Member has good and marketable title to the Class B Membership Interests and that no encumbrance against the Class B Membership Interests then exists other than those created pursuant to this Agreement. At the closing, (1) the Class A Member shall expressly assume any and all obligations and liabilities of the Class B Member under this Agreement (except those obligations or liabilities accrued through the date of such closing), (2) the Class A Member shall amend this Agreement to reflect the withdrawal of the Class B Member and the redemption or transfer of the Class B Membership Interests effective as of the date of such closing, and (3) the Class A Member shall pay the purchase price to the Class B Member by wire transfer of immediately available funds.

Section 9.8     Regulatory and Other Authorizations and Consents. In connection with any Transfer pursuant to Sections 9.5, 9.6 or 9.7 (a “Designated Transfer”), each Member involved shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of, give all notices to and make all filings with, all Governmental Bodies and third parties that may be or become necessary for the Designated Transfer, its execution and delivery of, and the performance of its obligations under, this Agreement or other Transaction Documents in connection with any such Designated Transfer and will cooperate fully with the other Members in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings, including the provision to such third parties and Governmental Bodies of such financial statements and other publicly available financial information with respect to such Member, as such third parties or Governmental Bodies may reasonably request; provided, however, that no Member involved shall have any obligation to pay any consideration to obtain any such consents. In addition, the Members involved shall keep each other reasonably apprised of their efforts to obtain necessary consents and waivers from third parties or Governmental Bodies and the responses of such third parties and Governmental Bodies to requests to provide such consents and waivers.

Section 9.9     Admission. Any transferee of all or part of any Membership Interests pursuant to a Transfer made in accordance with this Agreement shall be admitted to the Company as a substitute Member upon its execution of a counterpart to this Agreement.

Section 9.10     Security Interest Consent. If any Member grants a security interest in any Membership Interest to a Class A Approved Transferee, upon request by such Member, each other Member will execute and deliver to such Class A Approved Transferee holding such security interest (for itself and/or for the benefit of other lenders) such acknowledgments, consents or other instruments as such Class A Approved Transferee may reasonably request to confirm that such grant and any foreclosure or other exercise of remedies in respect of such Membership constitutes a Permitted Transfer under this Agreement.

Section 9.11     Regulatory Compliance.

(a)     In the event that the Class B Member reasonably determines that it has a Regulatory Problem, the Company and the Managing Member agree at the sole cost and expense of the Class B Member to take all such actions as are reasonably requested by such Class B Member in order (i) to effectuate and facilitate any transfer by such Class B Member of any securities in the Company then held by the Class B Member to any Person designated by such Class B Member; provided, that Section 9.3 shall be complied with, (ii) to permit such Class B Member (or any of its Affiliates) to exchange all or any portion of the voting securities then held by such Person on a share-for-share basis for shares of a class of non-voting securities of the Company, which non-voting securities shall be identical in all respects to such voting securities, except that such new securities shall be non-voting and shall be convertible on such terms as are requested by such Class B Member into voting securities and reasonably acceptable to the Company in light of regulatory considerations then prevailing, and (iii) to continue and preserve the respective allocation of the voting interests with respect to the Company arising out of such Class B Member’s ownership of voting securities before the transfers and amendments referred to above (including entering into such additional contracts as are reasonably requested by such Class B Member to permit any Person(s) designated by such Class B Member to exercise any voting power which is relinquished by such Class B Member upon any exchange of voting securities for nonvoting securities of the Company); and at the sole cost and expense of such Class B Member, the Company shall enter into such additional contracts, adopt such amendments to this Agreement and other relevant contracts and take such additional actions, in each case as are reasonably requested by such Class B Member in order to effectuate the intent of the foregoing; provided that any such additional contracts, amendments to this Agreement or other relevant contracts, or other actions shall not have an adverse impact on the Company or any other Member. If such Class B Member is, or elects to transfer securities of the Company in order to avoid a Regulatory Problem to, a Regulated Holder, the Company and each of the Members agree at the request of such Class B Member that the provisions of this Section 9.11 shall be applicable to such Regulated Holder in order to assist such Regulated Holder in complying with applicable laws and regulations to which it is subject. To the extent necessary to comply with such laws and regulations, such agreements may include restrictions on the redemption, repurchase or retirement of securities of the Company that would result or be reasonably expected to result in such Regulated Holder holding more voting securities or total securities (equity and debt) than it is permitted to hold under such laws and regulations.

(b)     In the event such Class B Member has the right to acquire any of the Company’s securities from the Company or any other Person (as the result of a preemptive offer, pro rata offer or otherwise), and such Class B Member reasonably determines that it has a Regulatory Problem, at such Class B Member’s request, the Company, at the sole cost and expense of such Class B Member, will offer to sell to such Class B Member non-voting securities (or, if the Company is not the proposed seller, will arrange for the exchange of any voting securities for non-voting securities immediately prior to or simultaneous with such sale) on the same terms as would have existed had such Class B Member acquired the securities so offered and immediately requested their exchange for non-voting securities pursuant to subsection (a) above.

ARTICLE X
DISSOLUTION AND WINDING-UP

Section 10.1     Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

(a)     the written consent of the Members representing a Super-Majority Vote to dissolve and terminate the Company;

(b)     the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(c)     the occurrence of the Termination Date;

(d)     the disposition of all or substantially all of the Company’s business and Assets;

(e)     the issuance of a final, nonappealable court order which makes it unlawful for the business of the Company to be carried on; or

(f)     at any time there are no Members of the Company unless the business of the Company is continued in accordance with the Act.

Section 10.2     Distribution of Assets.

(a)     The Members hereby appoint the Managing Member to act as the liquidator upon the occurrence of one of the events in Section 10.1. Upon the occurrence of such an event, the liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation will be borne by the Company. The liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for the sale of any or all Company property, including to Members. In no event, without the approval of Members by Super-Majority Vote of Members, will a sale to a Member be for an amount that is less than fair market value (determined by the Appraisal Method if the Members (by Super-Majority Vote) are unable to agree on the fair market value).

(b)     The steps to be accomplished by the liquidator are as follows:

(i)     As promptly as reasonably practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Accounting Firm of the Company’s Assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(ii)     The liquidator shall pay from Company funds all of the debts and liabilities of the Company (including the Working Capital Loans) or otherwise make adequate provision for them (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine).

(iii)     With respect to the remaining Assets of the Company:

(A)     the liquidator shall use all commercially reasonable efforts to obtain the best possible price and may sell any or all Company Assets (subject to any and all restrictions to which the Project is subject), including to the Members at such price, but in no event lower than the Fair Market Value thereof; and

(B)     with respect to all Company Assets that have not been sold, the Gross Asset Values of such Assets shall be determined pursuant to subparagraph (b) of the definition of Gross Asset Value.

(iv)     Any Company items of income and gain (including any such items attributable to the disposition or deemed disposition of Assets pursuant to Section 10.2(b)(iii) and PTCs) for the Tax Year during which the distribution of liquidation proceeds occurs that have not been allocated pursuant to the allocations set forth in Section 5.2(a) through (h) shall, subject to the limitation contained in Section 10.2(b)(iv)(C) hereof, first be allocated to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each Member has been allocated Company items of income and gain equal to any such deficit balance in its Capital Account and such deficit balance has thereby been eliminated provided, if the Company items of income and gain are insufficient to eliminate the deficit Capital Account balances of the Members, any Company items of income and gain (but not losses) shall be allocated first to the Class B Members; provided further, that if any Class B Member will have a deficit in its Capital Account as a result of the allocation of five percent (5%) of any Company items of losses associated with any PPA pursuant to Section 10.2(b)(iv)(C), then prior to such allocation, Company items of income and gain shall be further allocated to such Class B Member to the extent necessary to ensure such Class B Member will not have a deficit in its Capital Account after taking into account the allocation of any such losses. Any remaining Company items (including any items attributable to the disposition or deemed disposition of Assets pursuant to Section 10.2(b)(iii) and PTCs) for such Tax Year during which the distribution of liquidation proceeds occurs shall be allocated among the Members in such manner as to ensure that, to the greatest extent feasible, following these allocations, the balances in the Capital Accounts of the Members are expected to result in distributions pursuant to Section 10.2(b)(v) in accordance with the following target liquidation distributions:

(A)     first, to the Class B Members, pro rata in accordance with their Class B Units, until the Class B Member has achieved the Target Internal Rate of Return (for the avoidance of doubt, using the calculation rules and conventions of Section 7.11(a) through (d); and

(B)     thereafter, to the Class A Members and the Class B Members in accordance with the sharing ratios set forth in Section 6.1(a)(iii) hereof as being applicable after the Flip Date.

(C)     Notwithstanding the foregoing, in the event that the allocations set forth in this Section 10.2(b)(iv) result in either (i) the Class A Members failing to be allocated at least one percent (1%) or (ii) the Class B Members failing to be allocated at least five percent (5%), of each material Company item for the Tax Year during which the distribution of liquidation proceeds occurs, Company items shall be reallocated among the Class B Members and the Class A Members, to the extent necessary, to cause (i) the Class A Members to be allocated at least one percent (1%) and (ii) the Class B Members to be allocated at least five percent (5%), of each material item of gross income, gain, loss, deduction and credit for the Tax Year during which the distribution of liquidation proceeds occurs.

(v)     After giving effect to all allocations (including those under Section 5.2 and Section 10.2(b)(iv)), all prior distributions (including those under Section 6.1) and all Capital Contributions (including those made on the Effective Date) for all periods, all remaining cash and property (including any Distributable Cash and liquidation proceeds) shall be distributed to the Members in accordance with the positive balances in their Capital Accounts.

(vi)     Any distribution to the Members in respect of their Capital Accounts pursuant to this Section 10.2 shall be made by the end of the Company taxable year in which a the event described in Section 10.1 occurs (or if later, within ninety (90) days after the date of such liquidating event).

(c)     The distribution of cash or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on account of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act.

Section 10.3      Deficit Capital Accounts.

(a)     Except as expressly provided in this Section 10.3, no Member shall be obligated to contribute cash to restore a deficit in its Capital Account balance.

(b)     In the event the Class B Members’ interests in the Company are “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), if a Class B Member has a deficit Capital Account balance in excess of the amount such Class B Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5) (an “Adjusted Deficit Capital Account Balance”), calculated in each case in accordance with Section 10.2 and the other provisions of this Agreement without regard to such Class B Member’s obligation pursuant to this Section 10.3(b) (provided, that to the extent disregarding such obligation in calculating such amount is inconsistent with Law, such Class B Member’s obligation pursuant to this Section 10.3(b) shall be taken into account in such calculation), then such Class B Member shall be obligated to pay to the Company cash in an amount equal to Adjusted Deficit Capital Account Balance by the end of the Company taxable year during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation; provided, however, that the restoration obligation of such Class B Member shall not be more than its DRO Amount. Each Class B Member shall have the right by written notice to the Company (the “DRO Notice”), at any time and in its sole discretion, to elect to increase its DRO Amount to the amount specified in such DRO Notice. Notwithstanding the foregoing, after such point in time at which the absolute value of a Class B Member’s Adjusted Deficit Capital Account Balance declines over the prior Tax Year, such Class B Member’s DRO Amount shall be adjusted downward (but not increased) at the end of each Tax Year to an amount equal to the lesser of (i) the dollar amount set forth in the latest of any DRO Notice given by such Class B Member, or (ii) the absolute value of such Class B Member’s Adjusted Deficit Capital Account Balance at the end of such Tax Year. Nothing contained in this Agreement shall obligate any Class B Member to issue a DRO Notice. A DRO Notice given by a Class B Member pursuant hereto shall be deemed to constitute a duly adopted amendment to this Agreement without any further action by any party. If any Class B Member issues a DRO Notice, the Tax Matters Partner shall prepare, or cause to be prepared by the Accounting Firm, a Tax Return that is consistent with such DRO Notice.

(c)     In the event the Class A Members’ interests in the Company are “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), if a Class A Member has a deficit Capital Account balance in excess of the amount such Class A Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5) (a “Class A Adjusted Deficit Capital Account Balance”), calculated in each case in accordance with Section 10.2 and the other provisions of this Agreement without regard to such Class A Member’s obligation pursuant to this Section 10.3(c) (provided, that to the extent disregarding such obligation in calculating such amount is inconsistent with Law, such Class A Member’s obligation pursuant to this Section 10.3(c) shall be taken into account in such calculation), then such Class A Member shall be obligated to pay to the Company cash in an amount equal to such Class A Adjusted Deficit Capital Account Balance by the end of the Company taxable year during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation; provided, however, that the restoration obligation of such Class A Member shall initially not be more than $0; provided, further, that, notwithstanding any provision herein to the contrary, each Class A Member’s DRO Amount shall be not less than the amount of any deficit in such Class A Member’s Capital Account that results from cash distributions made to the Class A Member in a Tax Year that are not matched by an allocation of income or gain or an adjustment made under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to such Class A Member for such Tax Year (such deficit restoration obligation of a Class A Member, the “Class A Member’s DRO Amount”). Notwithstanding the foregoing, if the absolute value of the deficit in the Class A Member’s Capital Account declines at the end of a subsequent taxable year, the Class A Member’s DRO Amount shall be adjusted downward by a corresponding amount (subject to any DRO Notice issued by the Class A Member).

Section 10.4     In-Kind Distributions. There shall be no distribution of Assets of the Company in kind without the prior Super-Majority Vote of the Members.

Section 10.5     Certificate of Cancellation.

(a)     When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and Assets have been distributed to the Members, a certificate of cancellation of the Certificate of Formation (the “Certificate of Cancellation”) shall be executed and filed by the liquidator with the Secretary of State of the State of Delaware, which certificate shall set forth the information required by Section 18-203 of the Act.

(b)     Upon the filing of the Certificate of Cancellation, the existence of the Company shall cease.

(c)     All costs and expenses in fulfilling the obligations under this Section 10.5 shall be borne by the Company.

ARTICLE XI
INDEMNIFICATION

Section 11.1     Indemnifications.

(a)     The Class A Member (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless Class B Member Indemnified Parties (the “Indemnified Parties”) from and against any and all Class B Member Indemnified Costs.

(b)     No claim for indemnification may be made with respect to any breach (other than failure to pay an amount due) unless and until the aggregate amount of claims for which indemnification is (or previously has been) sought exceeds three hundred thousand dollars ($300,000); provided that, once such threshold amount of claims has been reached, the relevant Indemnified Party shall have the right to be indemnified for all such claims, including amounts that were not previously paid because such threshold amount had not been reached.

(c)     Notwithstanding anything to the contrary contained herein, the Class A Members’ indemnification obligations shall survive the Transfer of any Class A Membership Interests, to the extent that any claim for indemnification by a Class B Member Indemnified Party relates to the period of time prior to such Transfer.

Section 11.2     Direct Claims. In any case in which an Indemnified Party seeks indemnification under Section 11.1 which is not subject to Section 11.3 because no Third Party Claim is involved (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of any amounts which such Indemnified Party claims are subject to indemnification under the terms of this Article XI. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

Section 11.3     Third Party Claims.

(a)     An Indemnified Party shall give written notice to any Indemnifying Party within 30 days after it has actual knowledge of commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “Third Party Claim”) in respect of which such Indemnified Party may seek indemnification under Section 11.1. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article XI, except to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as it has acknowledged in writing to the Indemnified Party that it is liable to the Indemnified Party for such Third Party Claim pursuant to this Section, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interests between it and the Indemnifying Party may exist in respect of such Third Party Claim or such Third Party Claim entails a material risk of criminal penalties or civil fines or non-monetary sanctions or equitable remedies being imposed on the Indemnified Party (a “Third Party Penalty Claim”), to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than as expressly provided below in this Section 11.3; provided nothing contained herein shall permit any Indemnifying Party to control or participate in any Tax contest or dispute involving the Class B Member or any Affiliate of the Class B Member, or permit the Class B Member to control or participate in any Tax contest or dispute involving the Class A Member or any Affiliate of the Class A Member other than the Company; and, provided, further, the Parties agree that the handling of any tax contests involving the Company will be governed by Section 7.7.

(b)     In the event that (i) the Indemnifying Party advises an Indemnified Party that it will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at its sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interests between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense; provided that any such participation of the Indemnified Party shall be at the Indemnifying Party’s sole cost and expense to the extent such participation relates to a Third Party Penalty Claim or if a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of the Third Party Claim; and provided, further, that the Indemnifying Party shall not be responsible for the costs and expenses of more than one counsel for all Indemnified Parties. If the Indemnifying Party does not assume such defense, the Indemnified Party shall keep the Indemnifying Party apprised at all times as to the status of the defense; provided, however, that the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder.

(c)     The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.

(d)     Notwithstanding anything in this Section 11.3 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of judgment in respect thereof which imposes any criminal liability or civil fine or sanction or equitable remedy on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

Section 11.4     Certain Obligation of the Class A Members. Following the delivery of a notice of Claim pursuant to Section 11.2 or Section 11.3 hereof, as applicable, and providing there is a reasonable basis for such Claim, and the amount of the Claim is reasonable in light of the basis of the Claim, then commencing with the first cash distribution under Section 6.1 hereof made by the Company following (a) the date the Indemnifying Party receives notice of a Direct Claim or (b) the expiration of the 30-day period referred to in Section 11.3(b)(ii) hereof, and in either case until all payments owed by the Class A Member to any Class B Member Indemnified Party pursuant to Section 11.2 or to any other Person pursuant to Section 11.3 hereof have been paid in full (or such lesser amount as shall have been agreed in writing by the Class B Member), any distributions as to which the Class A Member would otherwise be entitled pursuant to Section 6.1 hereof shall not be paid to the Class A Member until the Class B Member Indemnified Party or other Person, as the case may be, shall have received all amounts owed to such Class B Member Indemnified Party or other Person, as the case may be, and all Distributable Cash otherwise payable to the Class A Member, shall (to the extent that such Claim is not subject to any good faith dispute) be paid to the Class B Member Indemnified Party or to such other Person; provided, that the Class A Member shall use its best efforts to resolve any such good faith dispute within sixty (60) days.

Section 11.5     After-Tax Basis. For tax reporting purposes, to the maximum extent permitted by the Code, each Party will treat all amounts paid under any of the provisions of this Article XI as an adjustment to the Capital Contribution for the Membership Interest (or otherwise as a non-taxable reimbursement, contribution or return of capital, as the case may be). To the extent any such indemnification payment is includable as income of the Indemnified Party as determined by agreement of the Parties, or if there is no agreement, by an opinion of a nationally recognized tax counsel selected jointly by the Parties that such amount “should” be includable as income of the recipient, the amount of the payment shall be increased by the amount of any federal income tax required to be paid by the Indemnified Party or its Affiliates on the receipt or accrual of the indemnification payment, including, for this purpose, the amount of any such Tax required to be paid by the Indemnified Party on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 11.5, assuming full taxability, using an assumed tax rate equal to the Highest Marginal Rate. Both Parties shall have the opportunity to comment on the opinion delivered in accordance with the foregoing sentence. If an opinion is delivered in accordance with this Section 11.5, the Indemnified Party shall report the relevant indemnification payments as income consistent with such opinion and otherwise act in a manner consistent with such opinion. Any payment made under this Article XI shall be reduced by the present value (as determined on the basis of a discount rate equal to the Target Internal Rate of Return and the same assumptions about taxability and tax rates) of any federal income tax benefit to be realized by the Indemnified Party or its Affiliates by reason of the facts and circumstances giving rise to such indemnification.

Section 11.6     No Duplication. Any liability for indemnification under this Article XI shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 11.1, only one recovery of Class B Member Indemnified Costs shall be allowed.

Section 11.7     Survival. All representations and warranties in this Agreement shall survive until the final date for any assertion of claims as forth in Section 11.8.

Section 11.8     Final Date for Assertion of Indemnity Claims. All claims by a Class B Member Indemnified Party for indemnification pursuant to this Article XI resulting from breaches of representations or warranties under the Contribution Agreement shall be forever barred unless the Class A Member is notified on or prior to the second anniversary of the Closing Date, except that (i) (w) the representations and warranties made as a condition precedent to the Closing and set forth in Sections 3.1 (Organization, Good Standing, Etc. of ONI and OrLeaf), 3.2 (Organization, Good Standing, Etc. of the Company and Subject Companies), 3.3 (Authority) and 3.6 (Ownership) of the Contribution Agreement shall survive indefinitely, (x) the representations and warranties set forth in Section 3.9 (Tax Matters) of the Contribution Agreement shall survive for 60 days after the applicable statute of limitations, (y) the representations and warranties set forth in Section 3.30 (Background Materials) of the Contribution Agreement shall survive for four years following the Closing Date, and (z) the representations and warranties set forth in Section 3.13 (Environmental Matters) of the Contribution Agreement shall survive for four years following the Closing Date; provided, that, if written notice of a claim for indemnification has been given by such Class B Member Indemnified Party on or prior to the applicable date described above, then the obligation of the Class A Member to indemnify such Class B Member Indemnified Party pursuant to this Article XI shall survive with respect to such claim until such claim is finally resolved.

Section 11.9     Mitigation and Limitations on Losses. Notwithstanding anything to the contrary contained herein:

(a)     Reasonable Steps to Mitigate. The Indemnified Party will take, at the Indemnifying Party’s cost and expense, all commercially reasonable steps identified by the Indemnifying Party to mitigate all Class B Member Indemnified Costs, which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Party will provide such evidence and documentation of the nature and extent of the Class B Member Indemnified Costs as may be reasonably requested by the Indemnifying Party.

(b)     Net of Insurance Benefits. All Losses shall be limited to the amount of actual out-of-pocket damages sustained by the Indemnified Party by reason of any breach or nonperformance hereunder, net of insurance recoveries from insurance policies of the Subject Companies (including under the existing title policies).

(c)     No Consequential Damages. Except as otherwise provided in the definition of “Class B Member Indemnified Costs” relating to disallowed PTCs and other Tax deductions, Class B Member Indemnified Costs shall not include, and the Indemnifying Party shall have no obligation to indemnify any Indemnified Parties for or in respect of any punitive, consequential, special, incidental or exemplary damages of any nature (other than punitive, consequential, special, incidental or exemplary damages recovered against an Indemnified Party by a Person other than a Party and subject to indemnification hereunder).

Section 11.10     Sole Remedy. Without in any way limiting the Sponsor Guaranty, the Parties agree that the remedies under this Article XI are the sole and exclusive remedies under this Agreement and the Contribution Agreement for the recovery of monetary damages with respect to any breach or failure to perform any covenant or agreement set forth in this Agreement or the Contribution Agreement or any breach of any representation or warranty set forth in this Agreement or the Contribution Agreement other than fraud, gross negligence or willful misconduct.

Section 11.11     Payment of Indemnification Claims. Subject to Section 11.4, all claims for indemnification shall be paid by the Indemnifying Party in immediately available funds in U.S. Dollars. Subject to Section 11.4, payments for indemnification claims shall be made promptly after any final determination of the amount of such claim is made by a court of competent jurisdiction (or by agreement of the Parties involved).

ARTICLE XII
COVENANTS

Section 12.1     Geothermal Matters.

(a)     The Members hereby agree that each Project currently utilizes specific geothermal resources set forth in the Independent Engineer’s report, located on such land set forth in the surveys, each a “Known Project Geothermal Resource Area.”

(b)     (i) other than for the purpose of compliance with the Material Contracts, the Class A Member shall allocate all geothermal fluid, brine or other geothermal elements from any Known Project Geothermal Resource, at all times in a manner so as to at least achieve the assumptions and projections in the Base Case Model with respect to the PTC Eligible Projects, and (ii) except as otherwise provided in paragraph (c) of this Section 12.1, and only until the Flip Date, (A) the Class A Member shall not develop, construct, own or operate, and shall ensure that none of its Affiliates develop, construct, own or operate, a new geothermal power plant utilizing geothermal resources that form part of any Known Project Geothermal Resource Area, and (B) other than for the purpose of compliance with the Material Contracts, the Class A Member shall not, and shall ensure that none of its Affiliates, direct, divert or provide to, or allow to be used by, another Person or for another geothermal power plant, geothermal fluid, brine or other geothermal elements from any Known Project Geothermal Resource Area.

(c)     The restrictions contained in paragraph (b)(ii) of this Section 12.1 shall not apply if the Class A Member delivers to the Class B Member a certificate from GeothermEx, Inc. (or other geothermal consultant acceptable to the Class B Member), in form and substance reasonably acceptable to the Class B Member, to the effect that the sustainable operation at the levels of production and PTCs produced assumed in the Base Case Model of the existing Projects owned by the Subject Companies will not be adversely affected by (i) the development, construction and operation of the planned new geothermal power plant (in the case of clause (ii)(A) of Section 12.1(b)) or (ii) such redirection, diversion or provision of geothermal elements (in the case of clause (ii)(B) of Section 12.1(b)).

Section 12.2     Compliance with Senior Notes and Certain Other Material Contracts.

(a)     The Managing Member shall take such actions (or cause such actions to be taken), acting in accordance with the Prudent Operator Standard, to (a) comply, or to cause the Company and/or the Subject Companies, as applicable, to comply in all material respects with the terms and conditions of the Senior Notes and Loan Documents (as defined in the OFC2 Note Purchase Agreement), and (b) cause the Subject Companies to perform and observe their respective covenants and obligations under the Material Contracts to which they are party except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, (i) that it shall not be a breach of the Managing Member’s obligations under this Section 12.2(a) if any failure to comply with any obligation under the Senior Notes and Loan Documents (as defined in the OFC2 Note Purchase Agreement) or the other Material Contracts, as the case may be, is not reasonably susceptible to cure within the requisite time period (if any) by the Managing Member, Company or relevant Subject Company, as the case may be, or funds are not available from Distributable Cash (as determined prior to subtracting the cash contemplated in subclause (b) of the definition of Distributable Cash) as needed to effect such cure, (ii) the Managing Member shall have no obligation to cause Company funds to be applied towards any payments due and owing under the applicable Senior Notes or with respect to any Project Company’s other obligations (in either such case only to the extent that adequate funds are not available at such Project Company) other than from Distributable Cash available in accordance with this Agreement, and (iii) for the avoidance of doubt, the Managing Member shall have no obligation to use its own funds to perform any obligation hereunder.

(b)     Ormat (or an Affiliate) has posted certain credit support in connection with the Senior Notes. In the event Ormat (or an Affiliate) incurs reimbursement obligations or loans resulting from draws of such credit support, or otherwise advances cash reserves, provides a guaranty, letter of credit, surety or posts other collateral, such reimbursement obligations, loans, guaranties, letter of credits, sureties or cash advances shall be deemed an obligation of Ormat, individually, and shall not be considered a Working Capital Loan or subject to any priority distribution or fee.

(c)     To the extent that under the terms of any of the Loan Documents (as defined in the OFC2 Note Purchase Agreement) (i) any credit support previously provided in connection with the Senior Notes has been released because it is no longer required, or (ii) cash or cash equivalents deposited in any required reserve account have been substituted with any letter of credit or other credit support provided by the Class A Member or any Affiliate thereof (other than the Company or any Subject Company), or (iii) any required reserve amount is reduced or is no longer required to be maintained and is permitted to be distributed as a Restricted Payment, then, in each such case, and notwithstanding any other provision of this Agreement to the contrary, any such credit support, cash or cash equivalents, or funds comprising amounts reduced from or released as a reserve requirement shall be distributed by the Company in full to the Class A Member only, but only to the extent such credit support, cash or cash equivalents was in place as of the Effective Date.

Section 12.3     Certain Tax Matters.

(a)     Each Member hereby covenants to the Company and the other Member that it will be a “United States person” as defined in Section 7701(a)(30) of the Code, and will not be subject to withholding under Section 1446 of the Code.

(b)     Each Member hereby covenants to the Company and the other Member that it will be an Unrelated Person.

(c)     Each Member hereby covenants to the Company and the other Member that it will not take any action that would cause the Assets of the Company or any Subject Company to constitute tax-exempt use property within the meaning of Section 168(h) of the Code.

(d)     The Managing Member hereby covenants that each Project shall be located in its entirety in the United States.

(e)     The Managing Member hereby covenants that, for purposes of Section 45(b)(3) of the Code, there shall not be any (i) grant provided by the United States, any state or any political subdivision of a state for use in connection with any PTC Eligible Project, (ii) issue of state or local government obligations used to provide financing for any PTC Eligible Project the interest on which is exempt from federal income tax under Section 103 of the Code, (iii) subsidized energy financing provided (directly or indirectly) under a federal, state, or local program provided in connection with any PTC Eligible Project or (iv) other credit with respect to any property that is part of a PTC Eligible Project, in each case unless agreed to by a Major Decision or otherwise consented to or claimed by the Class B Member, in each case, other than as a result of an act or omission of the Class B Member.

(f)     The Managing Member hereby covenants that to the extent each PTC Eligible Project shall derive energy, it shall derive such energy from a geothermal reservoir consisting of natural heat that is stored in rocks or in an aqueous liquid or vapor.

(g)     The Managing Member hereby covenants that it will not make capital improvements to any PTC Eligible Project prior to the Flip Date, without consent of the Class B Member, to the extent that the total cost of capital expenditures with respect to the PTC Eligible Project made after the relevant date set forth on Schedule 3.9(f) of the Contribution Agreement would exceed four times the value of the equipment that was part of the PTC Eligible Project on such date.

(h)     The Managing Member hereby covenants that it will sell to an Unrelated Person all electricity generated by any PTC Eligible Project that is capable of being sold and that no more of such electricity than is necessary will be used to satisfy the load requirements of any Project.

(i)     The Managing Member hereby covenants that in each Tax Year the Company shall continue to claim cost recovery deductions in accordance with Section 611 of the Code and the applicable Treasury Regulations for depletion of the Steam Resource.

(j)     The Managing Member hereby covenants that to the extent the Company pays or incurs any intangible drilling and development costs, the Managing Member will provide notice to the Class B Member within sixty (60) days of the Company incurring any such costs, which notice shall provide the amount of such intangible drilling and development costs and describe the Class B Member’s option to make an election with respect to such costs pursuant to Section 59(e) of the Code.

(k)     The Managing Member hereby covenants that it will not cause the Company or any Subject Company to (x) apply for a grant with respect to any PTC Eligible Project from the U.S. Treasury Department under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 or (y) claim an investment tax credit under Section 48 of the Code with respect to any PTC Eligible Project or any portion thereof.

ARTICLE XIII
MISCELLANEOUS

Section 13.1     Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile, or mailed by registered or certified mail (return receipt requested) directed to the intended recipient at the address of such Member set forth on Schedule 4.2(d) attached hereto (as applicable) or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this Section 13.1. A Notice and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, that a notice given in accordance with this Section but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

Section 13.2     Amendment. Except for a Transfer of Membership Interests and the admission of a new Member in accordance with the terms of this Agreement, this Agreement may be changed, modified or amended only by an instrument in writing duly executed by all of the Members.

Section 13.3     Partition. Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.

Section 13.4     Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing duly executed by Members representing a Super-Majority Vote of the Members affected by such waiver or consent and shall be delivered to the other Members in the manner set forth in Section 13.1.

Section 13.5     Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid terms or provision would be to cause any Party to lose the benefit of its economic bargain.

Section 13.6     Successors; No Third-Party Beneficiaries. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract. To the fullest extent permitted by law, no creditor or other third party having dealings with the Company shall have the right to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an Asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

Section 13.7     Entire Agreement. This Agreement, including the Schedules, exhibits and annex attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior agreements and oral understandings among the parties hereto with respect to such matters.

Section 13.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

Section 13.9     Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

Section 13.10     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

Section 13.11     Dispute Resolution.

(a)     Except as provided in Section 13.11(b), in the event a dispute, controversy or claim arises hereunder, the aggrieved party will promptly provide written notification of the dispute to the other party within ten days after such dispute arises. A meeting will be held promptly between the parties, attended by representatives of the parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the dispute, controversy or claim involves approval of any Annual Budget, the Independent Engineer (or if the Independent Engineer is unable or unwilling to act for any reason, another recognized firm of independent engineers experienced with geothermal power projects comparable to the Projects selected by Super-Majority Vote) will be invited to participate in the meeting and advise the representatives of the parties involved concerning the Independent Engineer’s opinions concerning any such dispute, controversy or claim involving the Annual Budget. If the parties are not successful in resolving a dispute within 21 days, the parties will thereafter be entitled to pursue all such remedies as may be available to them.

(b)     If the Class B Member disputes the Managing Member’s calculation of any items in any Target Internal Rate of Return calculation, the Class B Member shall notify the Managing Member and other Members not more than ten Business Days after the Class B Member has received the applicable Target Internal Rate of Return calculation notice from the Managing Member. If any Class B Member shall disagree with the Tax Matters Partner that a proposed Tax Return constitutes either a Consistent Return or an Excepted Non-Conforming Return as provided in Section 7.6(c)(i), such Class B Member shall so notify the Managing Member in accordance with Section 7.6(d).

(i)     In such event, the Members and the Managing Member shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement. If notice of dispute is not given by the Class B Member within such period, any calculation in the Target Internal Rate of Return will be final and binding on the Members.

(ii)     If the dispute as to the Managing Member’s calculations is not promptly resolved within ten Business Days of such notification of the dispute, the Class B Member and the Managing Member shall each promptly present their interpretations to an Independent Accounting Firm, and shall instruct the Independent Accounting Firm to determine the correct amount of the calculations in dispute and to resolve the dispute promptly, but in no event more than twenty Business Days after having the dispute submitted to it. The Independent Accounting Firm will make a determination as to each of the items in dispute, which must be (A) in writing, (B) furnished to each Member and the Managing Member and (C) made in accordance with this Agreement, and which determination, absent manifest error, will be conclusive and binding on all Members. Each Member shall use reasonable efforts to cause the Independent Accounting Firm to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Independent Accounting Firm for information, books, records and similar items.

(iii)     In the event the Independent Accounting Firm determines that any of the calculations in dispute was incorrect in any material respect, the fees and expenses of the Independent Accounting Firm shall be borne by the Class A Member. In all other cases the fees and expenses of the Independent Accounting Firm shall be borne by the Class B Member disputing any of the calculations.

Section 13.12     Confidentiality.

The Members shall, and shall cause their Affiliates and their respective stockholders, members, Subsidiaries and Representatives to, hold confidential and not use in any manner detrimental to the Company or any Member all information they may have or obtain concerning Ormat, OrLeaf, the Company, JPM (and its Affiliates) and their respective Assets, business, operations or prospects or this Agreement (the “Confidential Information”); provided, however, that Confidential Information shall not include information that (a) becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives, (b) becomes available to a Member or any of its Representatives on a nonconfidential basis prior to its disclosure by the Company or its Representatives, (c) is required or requested to be disclosed by a Member or any of its Affiliates or their respective stockholders, members, Subsidiaries or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, or (d) is required or requested by the IRS in connection with the Projects or PTCs relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit. Additionally, the Parties may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that no party hereto shall be permitted to disclose such tax treatment in violation of federal or state securities laws. The preceding sentence is intended to cause the transactions contemplated hereby to be treated as not having been offered under conditions of confidentiality for purposes of Treasury Regulations Section 1.6011-4(b)(3) (or any successor provision) promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. If such party becomes compelled by legal or administrative process to disclose any Confidential Information, such party will provide the other Members with prompt Notice so that the other Members may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 13.12 with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Members waive compliance with the non-disclosure provisions of this Section 13.12 with respect to the information required to be disclosed, the first party will furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and will exercise reasonable efforts, at the other Members’ expense, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (d) above, to obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code. Nothing herein shall be construed as prohibiting a party hereunder from using such Confidential Information in connection with (i) any claim against another Member hereunder, (ii) any exercise by a party hereunder of any of its rights hereunder and (iii) a disposition by a Member of all or a portion of its Membership Interest or a disposition of an equity interest in such Member or its Affiliates, provided, that, such potential purchaser shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed. In addition, each Member hereby acknowledges that (i) the financial statements of the Company furnished to Members from time to time are confidential and may constitute material, non-public information concerning Affiliates of the Company or their securities under the United States federal securities laws; (ii) the United States federal securities laws, among other things, prohibit certain persons in possession of material, non-public information concerning companies or securities from buying or selling securities issued by those companies or disclosing that material, nonpublic information to others who buy or sell those securities while in possession of that information (or disclose that information to others who buy or sell); and (iii) each Member has a duty to comply with applicable United States federal securities laws.

(a)     The Members acknowledge that the Class B Member, together with its associated companies, is a global financial services firm (the “Global Financial Services Firm”) engaged in the securities, investment management and credit services businesses. The Global Financial Services Firm’s securities business is engaged in securities underwriting, trading, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. In the ordinary course of its trading, brokerage and financing activities, the Global Financial Services Firm may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of Affiliates of the Company, in debt or equity securities or senior loans of Affiliates of the Company or in any related derivative instrument. The Global Financial Services Firm, its respective directors and officers may also at any time invest on a principal basis or manage funds that invest on a principal basis, in debt or equity securities of any company that may be an Affiliate of the Company, or in any currency or commodity that may be involved in this transaction, or in any related derivative instrument. Further, the Global Financial Services Firm may at any time carry out ordinary course brokering activities for any company that may be an Affiliate of the Company.

(b)     The Members also acknowledge that the Global Financial Services Firm, its respective directors and officers, may from time to time perform various investment banking, commercial banking and financial advisory services for clients and customers who may have conflicting interests with respect to the Company. Each Member hereby acknowledges and agrees that, by reason of law or duties of confidentiality owed to other persons or the rules of any regulatory authority, the Global Financial Services Firm may be prohibited from disclosing information to Members (or such disclosure may be inappropriate), including information as to the Global Financial Services Firm’s possible interests as described in this paragraph and information received pursuant to client relationships.

Section 13.13     Joint Efforts. To the fullest extent permitted by law, neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.

Section 13.14     Specific Performance. The Members agree that irreparable damage may result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement may not be an adequate remedy. Therefore, to the extent that damages available at law for a breach of this Agreement are an inadequate remedy, to the fullest extent permitted by law, the provisions hereof and the obligations of the Members hereunder may be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

Section 13.15     Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a Person would be entitled to be indemnified or reimbursed, as the case may be.

Section 13.16     Letter of Credit Reimbursement Obligations.

(a)     In the event that Ormat or an Affiliate incurs reimbursement obligations or loans resulting from draws on any credit support (other than the Sponsor Guaranty) provided on behalf of any Subject Company, or otherwise advances cash reserves or posts other collateral, in each case, other than for purposes of complying with credit support or reserve requirements under the Loan Documents (as such term is defined in the OFC2 Note Purchase Agreement), such reimbursement obligations, loans or cash advances shall be deemed an unsecured loan to the Company or Project Company, as applicable, by Ormat or such Affiliate, as applicable, to be repaid out of available cash flow of the Company or such Project Company, as applicable before any distributions to the members of such entity. In any case where Ormat or an Affiliate incurs such loan, such loan shall bear interest and shall otherwise have terms and conditions applicable to Working Capital Loans, excluding any limitations on the aggregate principal amount outstanding on Working Capital Loans. In any case where any Person other than Ormat or an Affiliate incurs such loan resulting from draws on any such Credit Support provided on behalf of the Subject Companies, such loan shall bear interest and shall otherwise have terms and conditions applicable to the credit or other facility made available by such Person to Ormat or an Affiliate.

(b)     In the event that Ormat or an Affiliate provides on behalf of any Subject Company any guaranty, letter of credit or surety bond (other than the Sponsor Guaranty), in each case other than for purposes of complying with credit support or reserve requirements under the Loan Documents (as such term is defined in the OFC2 Note Purchase Agreement), the entity providing such guaranty, letter of credit or surety bond, if not a Class B Member, shall provide to the Class B Members within ten Business Days an executed copy of such guaranty, letter of credit or surety bond and Ormat or such Affiliate will be entitled to (i) receive a fee (the “Guaranty Fee”) which fee shall be comparable to a fee chargeable for providing such guaranty, letter of credit or surety bond to a project company rated below investment grade (or not rated), on a non-recourse basis, that may be arranged in an arm’s length transaction by a guarantor which would be deemed to have a credit rating of at least BBB+ and taking into account the amount of the underlying obligation being guaranteed and the length of time the guarantee will be outstanding, and (ii) compensation for the costs and expenses (including reasonable legal fees) incurred in connection with effecting, maintaining and renewing such guaranty, letter of credit or surety bond.

(c)     To the extent any such credit support, guaranty, letter of credit, or reserve requirement described in clause (a) above is subsequently released to any Subject Company, such credit support, guaranty, letter of credit or funds comprising a released reserve shall be distributed, notwithstanding any other provision in this Agreement to the contrary, in full to the Class A Member.

Section 13.17     Recourse Only to Member. Subject to the Sponsor Guaranty, the sole recourse of the Company for performance of the obligations of any Member hereunder shall be against such Member and its Assets and not against any Assets or property of any present or future stockholder, partner, member, officer, employee, servant, executive, director, agent, authorized representative or Affiliate of such Member.

IN WITNESS WHEREOF, the parties, each a Member, have caused this Amended and Restated Limited Liability Company Agreement to be signed by their respective duly authorized officers as of the date first above written.

ORLEAF LLC

By:     /s/ Connie Stechman

Name:   Connie Stechman

Title:     Secretary

JPM CAPITAL CORPORATION

By:     /s/ Anand Dandapani

Name:     Anand Dandapani

Title:       Executive Director

[Signature Page to LLC Agreement of Opal Geo LLC]

Annex I

Definitions

“20-Year IRR Rate” means an after-tax internal rate of return of eleven and ninety-nine hundredths percent (11.99%) through the twentieth (20th) anniversary of the Closing Date calculated using the “XIRR” function on Microsoft Office Excel 2010 (or the same function in any subsequent version of Microsoft Office Excel).

“Accounting Firm” means the Company’s primary independent accounting firm, which shall be any of Deloitte Touche Tohmatsu, Ernst & Young, KPMG International, Pricewaterhouse Coopers or any nationally-recognized Affiliate thereof, at the Managing Member’s election, or such other firm of certified public accountants approved by Members representing a Super-Majority Vote.

“Act” means the Delaware Limited Liability Company Act, Delaware Code Ann. 6, Sections 18-101, et seq. and any successor statute, as the same may be amended from time to time.

“Adjusted Capital Account” means the Capital Account of a Member (a) increased by the amount of potential deficit that the Member is deemed obligated to restore, calculated as described in the last sentence of Treasury Regulation Section 1.704-2(g)(1) and the last sentence of Treasury Regulation Section 1.704-2(i)(5), (b) increased by the amount of any deficit restoration obligation to which the Member has agreed under Section 10.3(b), and (c) decreased by the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Deficit Capital Account Balance” has the meaning set forth in Section 10.3(b).

“Affiliate” of a specified Person means any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person. As used in this definition of Affiliate, the term “control” of a specified Person including, with correlative meanings, the terms, “controlled by” and “under common control with,” means (a) the ownership, directly or indirectly, of fifty percent (50%) or more of the equity interest in a Person or (b) the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the Company will be deemed not to be an Affiliate of any Member; provided, further, that for purposes of Section 9.4(a)(iv) of this Agreement (and for no other purpose), any direct or indirect owner of an equity interest in OrLeaf shall be considered an Affiliate of OrLeaf.

“Agreement” means this Amended and Restated Limited Liability Company Agreement (and all schedules, annexes and exhibits hereto), as the same may be amended, supplemented or replaced from time to time.

“Annual Budget” has the meaning set forth in Section 7.1(b).

“Anti-Corruption Laws” has the meaning given to such term in the Contribution Agreement.

“Appraisal Method” shall mean one appraiser shall be appointed by the Class A Member and one appraiser shall be appointed by the Class B Members, in each case, within 15 days of a party invoking the procedure described in this definition, which appraisers shall attempt to agree upon the fair market value of the Class B Membership Interests. If either the Class A Member or the Class B Members do not appoint their respective appraiser within five days after the end of the 15-day period referenced in the immediately preceding sentence, the determination of the appraiser appointed by the other Person (if so appointed within such period) shall be conclusive and binding on the Members. If the appraisers appointed by the Class A Member and the Class B Members are unable to agree upon the fair market value of the Class B Membership Interests within 30 days after the appointment of the second of such appraisers, the two appraisers shall appoint a third appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and binding on the Members, unless the determination of one independent appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Members.

“Approved Transferee” means any Person that (a) is an Affiliate of any Class B Member, or (b) (i) (x) satisfies the requirements hereunder applicable to all Transfers of Class B Membership Interests and (y) is not a Competitor, or (ii) is a Person approved by OrLeaf (such approval not to be unreasonably withheld or delayed).

“Assets” means all right, title and interest of a Person in land, properties, buildings, improvements, fixtures, foundations, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including contracts, leases, easements, equipment, systems, books, data, reports, studies and records, proprietary rights, intellectual property, licenses, permits, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.

“Bankruptcy” of a Person means the occurrence of any of the following events: (i) the filing by such Person of a voluntary case or the seeking of relief under any chapter of Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended (the “Bankruptcy Code”), (ii) the making by such Person of a general assignment for the benefit of its creditors, (iii) the admission in writing by such Person of its inability to pay its debts as they mature, (iv) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (v) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, (vi) an involuntary case is commenced against such Person by the filing of a petition under any chapter of Title 11 of the Bankruptcy Code and within 60 days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (vii) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days, or (viii) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of such Person under any such law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Base Case Model” means a financial model agreed to by the Members and separately identified as the file named “EXT Opal Geo LLC P50 FINAL 12.16.2016.xlsb”, as attached to the email transmitted by Dave Stoppel to Nachman Isaac and Nir Yahav on December 16, 2016.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or governmental action to close.

“Buyout Notice” has the meaning given to such term in Section 9.7(a).

“Capex Contribution” has the meaning given to such term in Section 4.4.

“Capital Account” has the meaning set forth in Section 4.2(a) and as the amounts are adjusted from time to time.

“Capital Contribution” means, with respect to any Member, any amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Membership Interests in the Company held or purchased by such Member.

“Capital Interest” means, with respect to any Member, at any time, as the context may require, (i) the balance of such Member’s Capital Account, determined in accordance with Section 4.2 of this Agreement, at such time and (ii) the amount, expressed as a percentage, equal to the fraction the numerator of which is the balance referred to in clause (i) at such time and the denominator of which is the aggregate Capital Account balances of all Members at such time.

“Cash Difference” shall have the meaning set forth in Section 7.11(e)(i).

“Cash Trigger Amount” shall have the meaning set forth in Section 7.11(d)(i).

“Cause” means (A) fraud, willful misappropriation of funds, gross negligence, willful misconduct or a willful violation of a material provision of this Agreement applicable to the Managing Member or Tax Matters Partner, or any Affiliate of any of them, which violation applicable to the Managing Member or Tax Matters Partner, or any Affiliate of any of them, (x) continues unremedied for 30 days after Notice of such violation is given to the Managing Member or Tax Matters Partner, as applicable, and (y) has a material adverse effect on (1) the business, Assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (2) the rights, remedies or economic benefits of the Class B Members under this Agreement, and (z) is not the result of mere negligence, oversight, misunderstanding or misinterpretation of this Agreement (or any applicable law referred to in this Agreement) on the part of the Managing Member or Tax Matters Partner, or (B) breach or default by the Sponsor under the terms of the Sponsor Guaranty with respect to the obligations of the Managing Member or Tax Matters Partner, or any Affiliate of any of them, guaranteed thereunder and the expiration of any applicable cure period thereunder.

“Certificate of Formation” has the meaning set forth in the preliminary statements of this Agreement.

“Change in Tax Law” means (a) any change in or amendment to the Code or another applicable federal income tax statute, (b) any change in, or issuance of, or promulgation of any temporary or final Treasury Regulations promulgated thereunder that results in any change to the interpretation of the Code or existing Treasury Regulations, (c) any IRS guidance published or to be published in the Internal Revenue Bulletin and / or Cumulative Bulletin, notice, announcement, revenue ruling, revenue procedure, technical advice memorandum, examination directive or similar authority issued by the IRS Large Business and International division, including any revision or amendment to any published IRS guidance, and any published advice, advisory, or legal memorandum issued by IRS Chief Counsel, that applies, advances or articulates a new or different interpretation or analysis of any provision of the Code, any other applicable federal tax statute, any temporary or final Treasury Regulations promulgated thereunder, or any proposed Treasury Regulation promulgated thereunder if the interpretation or analysis of such proposed Treasury Regulation would apply prior to the issuance of the related final Treasury Regulation; or (d) any change in the interpretation of any of the Code or Treasury Regulations by a decision of the U.S. Tax Court, the U.S. Court of Federal Claims, a U.S. District Court, a U.S. Court of Appeals or the U.S. Supreme Court, that applies, advances or articulates a new or different interpretation or analysis of federal income tax law, in each case which is enacted, promulgated or issued, as applicable, subsequent to the Effective Date, that affects negatively in a material manner the federal income tax consequences, including the ability to use any federal income tax benefits, as set forth in the Base Case Model.

“Claim” means any Direct Claim, Third Party Claim or Third Party Penalty Claim.

“Class A Adjusted Deficit Capital Account Balance” has the meaning set forth in Section 10.3(c).

“Class A Approved Transferee” means a Person (or a direct or indirect subsidiary of such Person) that (i) has a tangible net worth of at least five hundred million dollars ($500,000,000) and (ii) either (x) owns and manages or (y) operates (in each case before giving effect to any Transfer hereunder) not less than 250 MW of geothermal projects in the United States, and such Person must have done so for a period of at least five years prior to any Transfer hereunder.

“Class A Member” means a Member holding one or more Class A Membership Interests.

“Class A Member’s DRO Amount” has the meaning set forth in Section 10.3(c).

“Class A Membership Interests” has the meaning set forth in Section 3.1 of this Agreement.

“Class B Member Loan” has the meaning set forth in Section 4.7(a).

“Class B Contribution Default” has the meaning set forth in Section 4.3(c).

“Class B Member” means a Member holding one or more Class B Membership Interests.

“Class B Member Indemnified Costs” means, subject to Article IX of this Agreement, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, interest, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses), incurred by any of the Class B Member Indemnified Parties resulting from or relating to (A) any breach or default by the Class A Member of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document, including (i) in its capacity as the Managing Member under this Agreement and (ii) in its capacity as Tax Matters Partner under this Agreement or (B) any claim for fraud, gross negligence, or willful misconduct relating to this Agreement or any Transaction Document.

“Class B Member Indemnified Parties” means the Class B Member and its respective Affiliates and each of their respective shareholders, members, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

“Class B Membership Interests” has the meaning set forth in Section 3.1 of this Agreement.

“Closing Date Appraisal” has the meaning set forth in the Contribution Agreement.

“Closing Date” has the meaning set forth in the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Minimum Gain” means the amount of minimum gain there is in connection with nonrecourse liabilities of the Company, calculated in the manner described in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Competitor” means any Person which, directly or indirectly, through one or more Subsidiaries, Affiliates or joint ventures, operates, manages, or develops or manufactures equipment for use in geothermal power generating facilities or recovered energy (waste heat) based power generating facilities; provided, that any institution that has a passive interest in a geothermal power generating facility similar to that owned by the holders of Class B Membership Interests hereunder shall not be considered a Competitor solely as a result thereof.

“Confidential Information” has the meaning set forth in Section 13.12.

“Consistent Return” has the meaning set forth in Section 7.6(b).

“Consultation” means to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person.

“Contribution Agreement” has the meaning set forth in the preliminary statements of this Agreement.

“Curative Flip Allocation” shall have the meaning set forth in Section 7.11(f).

“Deferred Contribution” means a Capital Contribution made by a Class B Member pursuant to Section 4.3(a).

“Deferred Contribution Cap” means $30,000,000.

“Deferred Contribution Date” means, for each Deferred Contribution Period, January 31 of the following calendar year; provided, however, that if the Class B Member cannot make a determination of the amount of the Capital Contribution it is required to make on the Deferred Contribution Date because the Production Report has not been delivered to the Class B Member pursuant to Section 7.1(f) or a good faith dispute pursuant to Section 7.1(g) or 13.11(b) is ongoing, then such Deferred Contribution Date shall be the date the Class B Member actually makes its Capital Contribution.

“Deferred Contribution Payment Rate” means, for a given Deferred Contribution Period, the payment rate of twenty-three dollars ($23) for each MWh of Excess Production as adjusted annually for inflation consistent with the adjustment to PTCs under Section 45(b)(2) of the Code for each Deferred Contribution Period after 2016 and otherwise subject to the terms of Section 4.3(a), provided, however, that in the event of either (i) a phase out of PTCs under Section 45(b)(1) of the Code, or (ii) a PTC Change in Tax Law, the Deferred Contribution Payment Rate shall be adjusted to the maximum extent necessary to preserve the expected Flip Date under the most recent Tracking Model prior to such phase out or PTC Change in Tax Law, and provided, further, however, in the event any Project is not a qualified facility within the meaning of Section 45(d)(1) of the Code, including without limitation as a result of a PTC Change in Tax Law or a final determination by the IRS or a court (after final adjudication of any contest or appeal), the Deferred Contribution Payment Rate shall be zero with respect to all energy produced by such Project.

“Deferred Contribution Period” means the period beginning on January 1, 2017 and ending on December 31, 2017, and each calendar year thereafter through December 31, 2022.

“Depreciation” means for each Tax Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for United States federal income tax purposes with respect to an Asset for such Tax Year or part thereof, except that if the Gross Asset Value of an Asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Tax Year, the depreciation, amortization, or other cost recovery deduction for such Tax Year or part thereof shall be an amount which bears the same ratio to such Gross Asset Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such Tax Year or part thereof bears to such adjusted tax basis. If such Asset has a zero adjusted tax basis, the depreciation, amortization, or other cost recovery deduction for each Tax Year shall be determined under a method reasonably selected by the Managing Member and agreed to by Members representing a Super-Majority Vote.

“Designated Transfer” has the meaning set forth in Section 9.8.

“Direct Claim” has the meaning set forth in Section 11.2.

“Distributable Cash” means, as of any date, all cash, cash equivalents and liquid investments held by the Company as of such date less all reserves that, in the reasonable judgment of the Managing Member, are necessary or appropriate for the operation of the Company, the Subject Companies or the Projects consistently with the Prudent Operator Standard. Reasonable reserves shall consist of (a) any combination of the following reserves as reasonably determined by the Managing Member: (i) necessary for payment of expenses included in the annual budget, (ii) necessary to prevent or mitigate an emergency situation, (iii) established with the prior written consent of the Members (by Super-Majority Vote), (iv) necessary to allow the Company and the Subject Companies to meet expenses that are clearly identified and expected with reasonable certainty to become due, but that are not included in the budget, (v) necessary to ensure sufficient spare parts or the payment of operational and maintenance costs for each of the Projects, (vi) necessary to service any Existing Indebtedness or other indebtedness (the incurrence of which constituted a Major Decision) incurred by the Subject Companies, (vii) necessary for well drillings or well maintenance or (viii) one or more additional reserves not referred to in the preceding clauses of this definition of “Distributable Cash” that do not in the aggregate exceed five hundred thousand dollars ($500,000) and (b) unless the Class B Member is entitled to one hundred percent (100%) of the Distributable Cash pursuant to clause (ii) of, or the proviso at the end of, Section 6.1(a), in the event that any reserve amount or letter of credit or other security has been drawn upon under any Loan Document (as defined in the OFC2 Note Purchase Agreement) and, as a result, is required to be replenished, an amount equal to such replenishment amount.

“Distribution Date” means, each Deferred Contribution Date and the last Business Day of each month.

“DRO Amount” equals zero dollars ($0).

“DRO Notice” has the meaning set forth in Section 10.3(b).

“ECA” means the Equity Contribution Agreement dated as of December 16, 2016 among the Class A Member, the Class B Member and Ormat.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Estimated Tax Payment Date” shall have the meaning set forth in Section 7.11(c)(iii)(C).

“Estimated Tax Payment Period” shall mean the periods, within a taxable year, between the Estimated Tax Payment Dates.

“Excepted Non-Conforming Return” has the meaning set forth in Section 7.6(b).

“Excess Production” means, with respect to any Deferred Contribution Period, the excess of the Production eligible for PTCs generated by the PTC Eligible Projects for which the related item of gross income is actually allocated to the Class B Member (without regard to the Fixed Tax Assumptions) through the expiration of the Deferred Contribution Period over the Production Threshold through the expiration of the Deferred Contribution Period as set forth in Schedule 4.3(b).

“Existing Indebtedness” means the aggregate existing indebtedness outstanding under the Senior Notes.

“Fair Market Value” means, with respect to any Asset, the price at which the Asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts.

“Fiscal Year” has the meaning set forth in Section 7.9.

“Fixed Tax Assumptions” means the following assumptions: (i) the Company is a partnership and each of the Subject Companies is a disregarded entity for federal income tax purposes; (ii) the Class A Member and the Class B Member are the sole partners in the Company for federal income tax purposes; (iii) the Company is the owner for federal income tax purposes of the Projects; ; and (iv) the allocations of tax items (i.e., income gain, loss and deduction, but for the avoidance of doubt, not including depletion) by the Company to the Members, in each case, will be respected by the IRS either because they have “substantial economic effect” or are otherwise consistent with the Members’ interests in the Company within the meaning of Section 704(b) of the Code; provided, this assumption shall not apply to (A) the calculation of items of income, gain, loss, deduction, and credit, and (B) the timing that such items arise and occur.

“Flip Date” means the later of (i) the Target Flip Date and (ii) the last day of the month in which the Class B Member has achieved an Internal Rate of Return equal to or greater than the Target Internal Rate of Return.

“Flip Exercise Notice,” “Flip Purchase Option” and “Flip Purchase Price” have the meanings set forth in Section 9.6.

“Fundamental Decisions” means the decisions pursuant to clauses (a), (b), (d), (f), (g), (h), (k), (l), (m), (n), (p), (q), (r), (t), (u) and (v) of the definition of Major Decisions.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period.

“Global Financial Services Firm” has the meaning set forth in Section 13.12(a).

“Governmental Body” means the federal government of the United States, any state of the United States or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority, commission or self-regulatory organization.

“Gross Asset Value” means, with respect to any Asset, the Asset’s adjusted tax basis for federal income tax purposes, except as follows:

(a)     the initial Gross Asset Value of any Asset contributed by a Member to the Company shall be the Gross Fair Market Value of such Asset as of the date of contribution; provided, that the initial Gross Asset Values of the Assets contributed to the Company pursuant to Section 4.2(d) shall be as set forth in Schedule 4.2(d);

(b)     the Gross Asset Values of all Company Assets shall be adjusted to equal their respective fair market values as of the following times: (i) the acquisition of additional Membership Interests in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for Membership Interests in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) shall be made only if the Managing Member reasonably determines, after Consultation with the Members, that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)     the Gross Asset Value of any item of Company Assets distributed to any Member shall be adjusted to equal the Gross Fair Market Value of such Asset on the date of distribution;

(d)     the Gross Asset Values of all Company Assets shall be adjusted to reflect any adjustments to the adjusted basis of such Assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)     if the Gross Asset Value of an Asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset.

“Gross Fair Market Value” means, with respect to any Asset, the fair market value of the Asset as reasonably determined by the Managing Member and agreed to by Members representing a Super-Majority Vote.

“Grossed-Up PTC Amount” means an amount equal to the PTC Amount divided by 1 minus the Highest Marginal Rate.

“Guaranty Fee” has the meaning set forth in Section 13.16(b).

“Highest Marginal Rate” means, with respect to the Class B Member, the then highest marginal federal income tax rate generally applicable to entities having the same classification for U.S. income tax purposes as the Class B Member (and not the effective rate of any particular taxpayer), as in effect from time to time; provided, that the Class B Membership Interests shall be treated as continuously held by the original Class B Member in respect of such Class B Membership Interests for purposes of determining the highest marginal federal income tax rate generally applicable to any holder of such Class B Membership Interests.

“Indemnified Parties” has the meaning set forth in Section 11.1.

“Indemnifying Party” has the meaning set forth in Section 11.1.

“Independent Accounting Firm” means PricewaterhouseCoopers, or an accounting firm which is otherwise mutually acceptable to the Class A Member and the Class B Member.

“Independent Engineer” has the meaning set forth in the Contribution Agreement.

“Insurance Consultant” has the meaning set forth in the Contribution Agreement.

“Intermediate Company” has the meaning set forth in the preliminary statements of this Agreement.

“Internal Rate of Return” means the annual effective discount rate computed in a manner consistent with the rules and conventions described in Section 7.11 (including by taking into account the Cash Flows set forth in Section 7.11(c)(ii)) and calculated using the “XIRR” function on Microsoft Office Excel 2010 (or the same function in any subsequent version of Microsoft Office Excel).

“IRS” means the Internal Revenue Service or any successor agency thereto.

“JPM” has the meaning set forth in the introductory paragraph hereof.

“Known Project Geothermal Resource Area” has the meaning set forth in Section 12.1(a).

“Legal Requirement” means, as to any Person (as defined in the Contribution Agreement), any requirement under any law, statute, act, decree, ordinance, rule, directive, permit, order, treaty, code or regulation (including any of the foregoing relating to health or safety matters or any Environmental Law (as such term is defined in the Contribution Agreement)), as enacted, issued or promulgated by any Governmental Body, including all amendments, modifications, extensions, replacements or re-enactments thereof, to the extent that any of the foregoing has the force of law.

“Major Decisions” means any of the following:

(a)     Any sale, lease or other voluntary disposition of any limited liability company interest in the Company or any Subject Company;

(b)     Any sale, lease or other voluntary disposition of all or substantially all of the Assets of any Subject Company;

(c)     Any sale, lease or other voluntary disposition of any Assets of any Subject Company with an aggregate fair market value in excess of five million dollars ($5,000,000) during any 12 month period, other than in the Ordinary Course of Business;

(d)     Any Encumbrance or grant of any Encumbrance on the Assets or rights of the Company or the Assets and rights of any Subject Company other than Permitted Liens;

(e)     The Company, or any Subject Company (1) cancel, suspend, renew or terminate any Material Contract (2) assign, release or relinquish the rights or obligations of any party to, or amend, any Material Contract if any of the foregoing items in this clause (2) would have a Material Adverse Effect on the Company or any such Subject Company, or (3) renew any Material Contract except to the extent such renewal is on substantially the same terms as the original Material Contract, provided that none of such actions will be considered a Major Decision if the actions are required by or resulting from any requirement of any Governmental Body.

(f)     The Company or any Subject Company takes or files any action or institute any proceedings in Bankruptcy;

(g)     Any merger or consolidation of the Company or any Subject Company, other than any merger of one Subject Company with another Subject Company;

(h)     Any incurrence or guarantee of indebtedness for borrowed money or capitalized lease obligations in excess of (x) four million dollars ($4,000,000), in the aggregate, for the Company, and (y) three million dollars ($3,000,000), for any Subject Company, other than Working Capital Loans;

(i)     Any issuance or redemption by the Company of any Membership Interests or other equity interest of any kind in the Company;

(j)     Approval of any transactions (other than Working Capital Loans and other transactions contemplated by any of the Transaction Documents, including under clause (q) of this definition) between the Company or any Subject Company, as the case may be, and any member thereof or any Affiliates thereof;

(k)     Any settlement of claims, litigation or arbitration if, as a result of such settlement, (x) the Company would be obligated to pay more than $4 million, in the aggregate, (y) the Intermediate Company would be obligated to pay more than $3 million, in the aggregate or (z) any individual Project Owner would be obligated to pay more than $2 million, in the aggregate;

(l)     Any action that would cause the Company or any Subject Company to engage in any business or activity that is not within the purpose of such entity, as set forth in such entity’s Organizational Documents, or to change such purpose, or to the extent that there would be an elective change to any Subject Company’s status as a Qualifying Facility or any action that would be inconsistent with the status of a Subject Company’s status as a Qualifying Facility (other than as a result of a change in law providing for a successor status for similar projects) if, in each case, such action or change would result in the Class B Member no longer being eligible for an exemption under PUHCA.

(m)     Any amendment or cancellation of (i) the certificate of formation of the Company or any Project Company or (ii) of any Transaction Document; provided, however, solely with respect to any O&M Agreement, only material amendments of such O&M Agreement shall be considered a Major Decision;

(n)     The admission of any additional member in the Company, other than pursuant to terms of this Agreement or in connection with the exercise of rights by any lenders to OrLeaf to which OrLeaf has pledged its Membership Interests to secure a borrowing by OrLeaf; provided such lenders are an Approved Transferee;

(o)     Any consent, approval or waiver that would allow the expenditure by any Subject Company under an operation and maintenance agreement for a Project, which spending is either (x) not contemplated in an Annual Budget or (y) exceeds by more than the greater of (A) one million dollars ($1,000,000) and (B) ten percent (10%) of the amounts contemplated in an Annual Budget; provided that none of such actions will be considered a Major Decision if the actions relate to expenditures in connection with any expansion capital expenditures for any Project, unless (1) the Class B Members elect to, and the Members agree on, the Class B Members’ funding contributions for such capital expenditure or (2) such expansion has a material adverse effect on the Class B Member, the Company or any Subject Company;

(p)     Entering into any contract under which (x) the Company would be obligated to pay more than four million dollars ($4,000,000), in the aggregate, in any Fiscal Year, (y) any Subject Company would be obligated to pay more than three million dollars ($3,000,000), in the aggregate, in any Fiscal Year, in each case other than (1) Working Capital Loans or (2) as contemplated in an Annual Budget;

(q)     Entering into any contract with any Affiliate of a Member that would require payments by the Company or any Subject Company of more than four million dollars ($4,000,000), in the aggregate, in any Fiscal Year, other than (a) contracts providing for Working Capital Loans, (b) the Transaction Documents or (c) an extension or replacement of an agreement described in the foregoing (a) or (b) with the same or another Affiliate of such Member;

(r)     The Company or any Subject Company hire any employees;

(s)     Approval of renegotiations of the operations and maintenance fee under the relevant O&M Agreement to the extent taking place every five years as provided under such O&M Agreement, unless the increase is solely to adjust for inflation;

(t)     Electing that the Company be treated other than as a partnership for United States federal income tax purposes, or causing the Company to receive (or permit to be received) any grants, tax-exempt bonds, subsidized energy financing, or other federal tax credits, each within the meaning of Section 45(b)(3) of the Code;

(u)     Prior to the end of the applicable statute of limitations for the year in which the Flip Date occurs, (i) commencing of a judicial action (including filing a petition as contemplated in Section 6226(a) or Section 6228 of the Code) with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) entering into a settlement agreement with the IRS which purports to bind the Members; (iii) intervening in any action as contemplated by Section 6226(b) of the Code; (iv) filing any request contemplated in Section 6227(b) of the Code; or (v) entering into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of Code; and

(v)     Any amendment to modify the amortization schedule of the Senior Notes.

“Managing Member” has the meaning set forth in Section 8.1. The Managing Member is the “manager” of the Company within the meaning of the Act.

“Material Adverse Change in Tax Law” means any Change in Tax Law that (x) becomes effective after the Effective Date, (y) directly affects the availability or the rate of PTCs and (z) that would cause the Flip Date projected in the Tracking Model immediately prior to such Change in Tax Law to be delayed by two years or more after taking such Change in Tax Law into effect.

“Material Adverse Effect” has the meaning set forth in the Contribution Agreement.

“Material Contract” means (1) a contract for the sale of electric energy or transmission services of a Project; (2) a contract for the sale, use or allocation of geothermal fluid, brine or other geothermal elements; (3) a contract, lease, indenture or security under which the Company or any Subject Company (a) has created, incurred, assumed or guaranteed any indebtedness for borrowed money or obligations under any lease that, in accordance with GAAP, should be capitalized, (b) has created a mortgage, security interest or other consensual encumbrance on any property with a fair market value in excess of five million dollars ($5,000,000) (other than any Permitted Liens), or (c) has a reimbursement obligation in respect of any letter of credit, guaranty, bond, or other credit or collateral support arrangement required to be maintained by any Subject Company under the terms of any contract referred to in clause (1) above; (4) a contract for management, operation or maintenance of a Project; (5) a product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by a Subject Company with a fair market value in excess of five million dollars ($5,000,000); and (6) any other contract that could require payments of more than five million dollars ($5,000,000), in the aggregate for any Subject Company during any Fiscal Year.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member of the Company or any Person admitted to the Company as a member as provided in this Agreement (each in the capacity as a member of the Company), but does not include any Person who has ceased to be a member of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4). An example is where a Member or a person related to the Member makes a loan on a nonrecourse basis to the Company.

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deductions” in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means the limited liability company interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, and to vote, consent or approve, if any.

“Minimum Gain Attributable to Member Nonrecourse Debt” means the amount of minimum gain there is in connection with a Member Nonrecourse Debt, calculated in the manner described in Treasury Regulation Section 1.704(i)(3).

“MW” means megawatt.

“MWh” means megawatt hour.

“Non-Conforming Return” has the meaning set forth in Section 7.6(b).

“Nonrecourse Deductions” has the meaning given to such term in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulation Section 1.704-2(b)(3).

“Notice” has the meaning set forth in Section 13.1.

“O&M Agreements” mean, collectively, each of the operation and maintenance agreements between the Operator and a Subject Company, as each such agreement may be amended, supplemented or replaced from time to time.

“OFAC Blocked List” means the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control, or any replacement list intended to be a successor to such list.

“OFC2 Distribution Block” means the occurrence of any event contemplated in Section 10.5 of the OFC2 Note Purchase Agreement that would result in any Issuer (as defined in the OFC2 Note Purchase Agreement) being prohibited from (i) the making or payment of any distribution or dividend on any membership interest or on any rights with respect to membership interests or (ii) the application of any funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agreement to purchase or redeem, any membership interest.

“OFC2 Foreclosure” means any exercise of remedies by the Trustee (as defined in the OFC2 Note Purchase Agreement) or Senior Creditors (as defined in the OFC2 Note Purchase Agreement) under the OFC2 Note Purchase Agreement, OFC2 Indenture or any other Loan Document (as defined in the OFC2 Note Purchase Agreement), the result of which is that the Company no longer owns (i) one hundred percent (100%) of the membership interests in the Intermediate Company, (ii) one hundred percent (100%) (directly or indirectly) of the Project Companies owned by the Intermediate Company or (iii) one hundred percent (100%) (directly or indirectly) of the Projects owned (directly or indirectly) by the Intermediate Company.

“OFC2 Indenture” means that certain Indenture of Trust and Security Agreement dated as of September 23, 2011 (as amended, amended and restated, modified and/or supplemented from time to time) among OFC 2 LLC, ORNI 15 LLC, ORNI 39 LLC, ORNI 42 LLC, and HSS II, LLC, and Wilmington Trust Company, as Trustee and as Depository.

“OFC2 Note Purchase Agreement” means that certain Note Purchase Agreement dated as of September 23, 2011 (as amended, amended and restated, modified and/or supplemented from time to time) among OFC 2 LLC, ORNI 15 LLC, ORNI 39 LLC, ORNI 42 LLC, and HSS II, LLC, as the Issuers, OFC 2 Noteholder Trust, as Purchaser, the U.S. Department of Energy, as Guarantor, and John Hancock Life Insurance Company (U.S.A.), as Administrative Agent.

“Offer Notice” has the meaning set forth in Section 9.5(a) of this Agreement.

“Operations Report” has the meaning set forth in Section 7.1 of this Agreement.

“Operator” means Ormat, or any successor thereto, each in its capacity as the operator pursuant to each O&M Agreement.

“Ordinary Course of Business” means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Ormat” means Ormat Nevada, Inc., a Delaware corporation.

“ORNI 37” has the meaning set forth in the Contribution Agreement

“Other Consent Matters” means each of the matters requiring consent, approval, authorization or vote of or by the Class B Member, in each case as and to the extent so required, pursuant to Sections 3.5, 4.7(a), 6.1(d), 6.5, 7.1(b), 7.5(b), 7.7(a), 7.7(c), 9.2(b), 10.1(a), 10.2(a), 10.4, 12.3(e), 12.3(g), and 13.11(a), and the definitions of Accounting Firm, Depreciation, Distributable Cash (clause (iii) only) and Gross Fair Market Value.

“Overpayment” has the meaning set forth in Section 7.1(g)(vi).

“Partnership Representative” means the “partnership representative” as that term is defined in Code Section 6223 of Title XI.

“Permitted Encumbrance” means Encumbrances provided for under the Transaction Documents, liens for Taxes not yet due and payable and restrictions on transfer of the Membership Interests under any applicable federal, state or foreign securities law.

“Permitted Investments” means any of the following having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States of America, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A 1” (or the then equivalent grade) by Standard & Poor’s Corporation, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least one billion dollars ($1,000,000,000) or (c) money market funds rated “AAA “ or “Aaa2” or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.

“Permitted Liens” means (a) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business of each Subject Company, (c) trade contracts or other obligations of a like nature incurred in the Ordinary Course of Business of each Subject Company, (d) obligations or duties to any Governmental Body arising in the Ordinary Course of Business (including under licenses and permits held by the Subject Companies and under all Applicable Legal Requirements), (e) obligations or duties under easements, leases or other property rights, (f) Existing Indebtedness and (g) all other encumbrances and exceptions that are incurred in the Ordinary Course of Business of each Project, are not incurred for borrowed money and do not have a material adverse effect on either the use of any Assets of the Subject Companies as currently used or the value of any such Assets.

“Permitted Transfers” has the meaning set forth in Section 9.4.

“Person” has the meaning set forth in Section 18-101(12) of the Act.

“PPA” has the meaning set forth in the Contribution Agreement.

“Production” means electricity (measured in MWh) actually generated by a Project and sold to a Person that is an Unrelated Party by the applicable Subject Company.

“Production Report” has the meaning set forth in Section 7.1(f).

“Production Threshold” means, for each Deferred Contribution Period, MWhs as set forth in Schedule 4.3(b) under the heading “Production Threshold”, provided, however, that in the event of either (i) a phase out of PTCs under Section 45(b)(1) of the Code, or (ii) a PTC Change in Tax Law, the Production Threshold shall be adjusted to the maximum extent necessary to preserve the expected Flip Date under the most recent Tracking Model prior to such phase out (for the avoidance of doubt, after taking into account any corresponding adjustment to the Deferred Contribution Payment Rate as a result of such change). For the avoidance of doubt, in the event that the PTC rate as provided by any guidance or publication issued by the IRS pursuant to Code Section 45(e)(2)(A) is different from the PTC rate assumed in the Base Case Model in any year, the applicable Production Threshold for such year shall be equal to the product of the Production Threshold as set forth in Schedule 4.3(b) applicable to such year multiplied by a factor, the numerator of which is the PTC rate assumed in the Base Case Model and the denominator of which is the PTC rate as provided by the guidance or publication issued by the IRS pursuant to Code Section 45(e)(2)(A). For the avoidance of doubt, after the Flip Date occurs, the Production Threshold will be zero.

“Prohibited Person” means any Person that is (a) listed on, or owned or controlled by a Person listed on, or acting on behalf of a Person listed on, the OFAC Blocked List, (b) a Sanctioned Person, (c) otherwise a target of Sanctions (“target of Sanctions” signifying a Person with whom a Person or other national of a Governmental Authority that administers Sanctions would be prohibited or restricted by law from engaging in trade, business or other activities), or (d) any party that to the best knowledge and reasonable belief of the Class A Member is known to directly or indirectly (i) make or to have made any illicit bribes or otherwise engaged in corrupt behavior in violation of Anti-Corruption Laws or (ii) to have acted in connection with the illegal laundering of the proceeds of any criminal activity.

“Projects” has the meaning set forth in the preliminary statements of this Agreement.

“Project Companies” has the meaning set forth in the preliminary statements of this Agreement.

“Prudent Operator Standard” means that a Person will (a) perform its duties in good faith and as a reasonably prudent operator, (b) perform its duties in compliance with (or to cause the applicable Subject Companies to comply in all materials respects with) the requirements of the Material Contracts, (c) exercise such care, skill and diligence as a reasonably prudent business company of established reputation engaged in the geothermal energy business would exercise in the conduct of its business and for the advancement or protection of its own interests, (d) perform the duties in accordance with applicable geothermal energy industry standards, taking into account, prior to the Flip Date, the requirements to maintain qualification for PTCs, (e) use sufficient and properly trained and skilled personnel, and (f) use parts and supplies that meet the specifications set forth in the Material Contracts, in all cases with respect to (a) through (f) herein, taking into account all of the costs, expenses and benefits of operation of each Project.

“PTCs” means the tax credits pursuant to Section 45 of the Code (or any successor to such Code section) for the sale of electricity produced from certain renewable resources.

“PTC Amount” means the PTCs actually generated and allocated to the Class B Member.

“PTC Change in Tax Law” means any Change in Tax Law that limits, restricts, defers or disallows the ability of the Company to claim PTCs.

“PTC Eligible Projects” has the meaning set forth in the Contribution Agreement.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s regulations promulgated thereunder.

“Qualifying Facility” means a qualifying small power production facility pursuant to the Public Utility Regulatory Policies Act of 1978, as amended, and FERC’s regulations thereunder at 18 C.F.R. § 292.203.

“Quarter” means, with respect to the Fiscal Year of the Company, each of the three month periods from January 1 through March 31, from April 1 through June 30, from July 1 through September 30 and from October 1 through December 31 of any calendar year.

“Recapture Gain” has the meaning set forth in Section 5.3(c).

“Regulated Holder” means any holder of the Company’s securities that is (or that is a subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R. Part 225 (or any successor to Regulation Y).

“Regulatory Problem” means, with respect to the Class B Member, (a) any set of facts or circumstances wherein it has been asserted by any Governmental Authority (or such Class B Member reasonably believes based on advice of its counsel or regulators that there is a material risk of such assertion) that such Class B Member (or any bank holding company or other regulated bank entity that controls such Class B Member) is not entitled to hold, or exercise any material right with respect to, all or any portion of the Membership Interest which such Person holds or (b) any set of facts or circumstances where such Person and its Affiliates does or would own, control or have power (including voting rights) over a greater quantity of the Membership Interests than is permitted under any law applicable to such Person or to which such Person is subject

“Representatives” means, with respect to any Person, the managing member(s), the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Revenue Procedures” means statements of procedure from the IRS designated as such and issued to the general public, affecting the rights or duties of taxpayers or other members of the public under the Code.

“ROFO Offer” has the meaning set forth in Section 9.5(b) of this Agreement.

“Sanctioned Country” has the meaning given to such term in the Contribution Agreement.

“Sanctioned Person” has the meaning given to such term in the Contribution Agreement.

“Sanctions” has the meaning given to such term in the Contribution Agreement.

“Senior Notes” means the senior notes issued under the OFC2 Note Purchase Agreement.

“Sponsor” means Ormat Technologies, Inc., a Delaware corporation.

“Sponsor Guaranty” means the Guaranty Agreement made by the Sponsor for the benefit of JPM.

“Steam Resource” has the meaning set forth in the Contribution Agreement.

“Subject Companies” has the meaning set forth in the preliminary statements of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Super-Majority Vote” has the meaning set forth in Section 3.2.

“Target Flip Date” means December 31, 2022.

“Target Internal Rate of Return” means an Internal Rate of Return of twenty percent (20%).

“Target IRR Notice” has the meaning set forth in Section 7.1(e).

“Target IRR Report” has the meaning set forth in Section 7.1(d).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i)     any taxes, customs, duties, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, occupation, payroll, withholding, social security, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and

(ii)     any liability for the payment of amounts with respect to payment of a type described in clause (i), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or Asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Matters Partner” has the meaning set forth in Section 7.7(a).

“Tax Return” has the meaning set forth in Section 7.6(b).

“Tax Year” has the meaning set forth in Section 7.10.

“Termination Date” has the meaning set forth in Section 2.4.

“Third Party Claim” has the meaning set forth in Section 11.3.

“Third Party Penalty Claim” has the meaning set forth in Section 11.3.

“Title XI” has the meaning set forth in Section 7.7(f).

“Tracking Model” means the Base Case Model, as adjusted from time to time to account for actual performance except as provided in Section 7.11.

“Transaction Documents” means this Agreement, the Contribution Agreement, the Sponsor Guaranty, the O&M Agreements and each of the other documents required to be delivered on the Closing Date, individually and collectively.

“Transfer” has the meaning set forth in Section 9.1.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations are in effect on the date hereof or as otherwise contemplated by Section 5.2.

“Trigger Percentage” shall have the meaning set forth in Section 7.11(d)(i).

“UCC” means the Uniform Commercial Code of any applicable jurisdiction.

“Underpayment” has the meaning set forth in Section 7.1(g)(v).

“Unrelated Persons” means a Person that is not “related”, within the meaning of Section 45(e)(4) of Code, to any Person to whom any of the Subject Companies sells electricity during the period the Company is entitled to PTCs on such electricity.

“Working Capital Loan” has the meaning given to such term in Section 4.5.